Exhibit 10.9

KCAP FUNDING I, LLC,

as Borrower

KCAP FINANCIAL, INC., as Servicer

LOAN AND SECURITY AGREEMENT

Dated as of March 1, 2018

$50,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

STATE BANK AND TRUST COMPANY,

as Administrative Agent, Lead Arranger, and Bookrunner

and

CIBC BANK USA, as Documentation Agent

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TABLE OF CONTENTS

		Page

13.15	Waivers by BORROWER AND SERVICER	71
13.16	Power of Attorney	71
13.17	PATRIOT Act Notice	71

SECTION 14.	CUSTODIAN AND BACKUP SERVICER	72

14.1	Designation of Custodian	72
14.2	Duties of Custodian.	72
14.3	Custodian Removal	72
14.4	Access to Certain Documentation and Information Regarding the Collateral; Audits	72
14.5	Designation of Backup Servicer	72
14.6	Duties of Backup Servicer	72
14.7	Backup Servicer Removal	72

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Compliance Certificate
Exhibit C	Conditions Precedent
Exhibit D	Agency Provisions
Exhibit E	Borrowing Base Certificate

Schedule 1	Commitments of Lenders
Schedule 2	Deposit and Other Accounts
Schedule 3	Business Locations
Schedule 4	Names and Capital Structure
Schedule 5	Patents, Trademarks, Copyrights and Licenses
Schedule 6	Restrictive Agreements
Schedule 7	Litigation
Schedule 8	Plans
Schedule 9	Intentionally Omitted
Schedule 10	Existing Affiliate Transactions
Schedule 11	Approved Dealers and Approved Pricing Services
Schedule 12	Eligible Portfolio Investment Criteria
Schedule 13	Industry Classification Groups

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of March 1, 2018, among KCAP FUNDING I, LLC, a Delaware limited liability company (“Borrower”), KCAP FINANCIAL, INC., a Delaware corporation (“Servicer”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and STATE BANK AND TRUST COMPANY, a state banking institution incorporated or otherwise organized under the laws of the State of Georgia, as agent for the Lenders (in such capacity, “Agent”).

RECITALS:

Borrower has requested that Lenders make available a revolving credit facility to Borrower, which shall be used by Borrower to finance its general working capital and corporate needs. Lenders will make loans to Borrower under the revolving credit facility in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.         DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions. As used herein, the following terms have the meanings set forth below:

“Adjusted Interest Expense” means the sum of (x) cash interest paid in respect of the stated rate of interest (including any Default Rate, if applicable) applicable to any Indebtedness plus (y) the net amount paid in cash (or minus the net amount received in cash) under Hedging Agreements permitted hereunder relating to interest during such period and to the extent not already taken into account under clause (x).

“Administrative Expenses” means (a) fees and expenses (including indemnities) and other amounts owed by the Borrower or any Subsidiary paid or payable to the Custodian or the Backup Servicer, and (b) expenses incurred by the Servicer in connection with the Services provided under the Servicing Agreement.

“Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided above, the following percentages with respect to such Eligible Portfolio Investment:

Eligible Portfolio Investment	Unquoted Investments	Quoted Investments
Cash and Cash Equivalents (including Short-Term U.S. Government Securities)	n/a	100%
Long-Term U.S. Government Securities	n/a	85%
Performing First Lien Bank Loans	65%	75%
Performing Last Out Loans	55%	65%
Performing Second Lien Bank Loans	50%	60%
Performing High Yield Securities	45%	55%
Performing Mezzanine Investments	40%	50%

“Affiliate” means a Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Agent Indemnitees” means Agent and all of Agent’s officers, directors, employees, Affiliates, agents and attorneys.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“AloStar” means State Bank and Trust Company, a state banking institution incorporated or otherwise organized under the laws of the State of Georgia, and its successors and assigns.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the PATRIOT Act.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law ordinances, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of all governmental authorities, including all Environmental Laws, the Occupational Safety and Hazard Act of 1970, ERISA, the Fair Labor Standards Act of 1938, and any other laws regarding the collection, payment and deposit of Taxes.

“Applicable Margin” means 3.25% per annum.

“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof and (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, in the case of each of clauses (a) and (b) above, as set forth on Schedule 11, or (c) any other bank or broker-dealer acceptable to the Agent in its Permitted Discretion

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Approved Pricing Service” means (a) a pricing or quotation service as set forth in Schedule 11 or (b) any other pricing or quotation service (i) approved by the Borrower, (ii) designated in writing by Borrower to the Agent, and (iii) acceptable to the Agent in its Permitted Discretion.

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm engaged by the Borrower, at its own expense, as part of its valuation procedures or any other third-party appraisal firm selected by the Borrower and acceptable to the Agent; provided that, if any proposed appraiser requests or requires a non-reliance letter, confidentiality agreement or similar agreement prior to allowing the Agent to review any written valuation report, such Person shall only be deemed an Approved Third-Party Appraiser if the Agent and such Approved Third-Party Appraiser shall have entered into such a letter or agreement. Subject to the foregoing, it is understood and agreed that each of Duff & Phelps LLC, Murray, Devine and Company, Lincoln Partners Advisors, LLC, Houlihan Lokey, Stout Risius Ross, Inc., Valuation Research Corporation and Alvarez & Marsal are acceptable to the Agent solely to the extent they are not serving as the Independent Valuation Provider.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of Borrower (excluding any Investment constituting the Equity Interest in any other Person to the extent such Equity Interest (x) is not pledged as Collateral or (y) is not subject to a first priority perfected lien in favor of the Agent), less all liabilities not constituting Indebtedness of Borrower to (b) the aggregate amount of Indebtedness of Borrower.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, and accepted by Agent, in the form of Exhibit A.

“Availability” means an amount equal to the Borrowing Base minus the principal balance of all Revolver Loans, provided, that on and after the Commitment Termination Date, Availability shall be zero.

“Backup Servicer” means a backup servicer appointed by Borrower after the Closing Date and acceptable to Agent, its successor in interest pursuant to Section 14.5 or such Person as shall have been appointed as Backup Servicer pursuant to Section 14.7.

“Backup Servicer Termination Notice” has the meaning specified in Section 14.7.

“Bank Loans” means commercial loans (including term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans and Participation Interests in any of the foregoing) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Bank Product” means any of the following products, services or facilities extended to Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by Borrower.

“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, on any day, a per annum rate equal to the U.S. prime rate as shown in The Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Base Rate shall be such prime rate as published from time to time in any other publication or reference source designated by Agent in its discretion. The prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by any Lender.

“Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

“Base Rate Revolver Loan” means a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrowed Money” means with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any other Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capitalized Lease Obligations and Debt for the deferred payment by one year or more of any purchase money obligation; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person: and (e) any Debt payable by such Person which is subordinate in right of payment to the Obligations or with respect to which the Liens securing such Debt are subordinated to Agent’s Liens.

“Borrower Expenses” means (a) taxes, registration, registered office and filing fees, if any, of the Borrower or any Subsidiary, (b) indemnification obligations paid or payable by Borrower or any Subsidiary to Borrower’s or any Subsidiary’s directors or managers under its Organic Documents, and (c) any other fees or expenses (including indemnities) paid or payable by Borrower or any Subsidiary to any other Person and not prohibited under, or incurred pursuant to or in connection with, the Transaction Documents.

“Borrowing” means a borrowing consisting of Loans made on the same day by Lenders (or by Agent in the case of a Borrowing funded by Swingline Loans).

“Borrowing Base” has the meaning set forth in Section 9.1.10 hereto.

“Borrowing Base Certificate” means a certificate, in the form of Exhibit E attached hereto, by which Borrower certifies calculation of the Borrowing Base, with appropriate insertions, and which is submitted to Agent by Borrower pursuant to this Agreement and certified as true and correct by a Senior Officer (which certificate may be submitted electronically subject to the limitations set forth in Section 13.2.2).

“Business Day” means any day other than a Saturday, Sunday, each day on which Agent is otherwise closed for transacting business with the public or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Georgia or Massachusetts, and if such day relates to a LIBOR Index Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

“Capitalized Lease Obligation” means any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash” means any immediately available funds in Dollars.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations and all interest and other income earned (if any) on such cash.

“Cash Collateral Account” means a demand deposit, money market or other account maintained with Agent and subject to Agent's Liens.

“Cash Collateralize” means the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)         Short-Term U.S. Government Securities;

(b)         investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)         investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)         fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)         certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any Lender or any other financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; and

(f)          investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (e) above;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of Borrower in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Cash Management Services” means any services provided from time to time by AloStar or any of its Affiliates to Borrower in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any governmental authority after the date of this Agreement, or (iii) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (c) a change in the majority of directors of Parent during any 24 month period, unless such new directors were either approved or nominated by the majority of directors serving at the beginning of such period; (d) the sale or transfer of all or substantially all of Parent’s or Borrower’s assets; or (e) Borrower ceases to own and control, beneficially and of record, directly, all Equity Interests in all of its Subsidiaries existing as of the Closing Date or formed after the Closing Date in accordance with the Transaction Documents..

“Closing Date” is as defined in Section 6.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Commitment” means for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments. The initial aggregate amount of the Commitments shall not exceed $50,000,000.

“Commitment Termination Date” means the earliest to occur of (a) the Scheduled Revolving Period End Date; (b) the date on which Borrower terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 10.2.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a compliance certificate, in the form of Exhibit B attached hereto, with appropriate insertions, to be submitted to Agent by Borrower pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Contingent Obligation” means with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation of any other Person in any manner, whether directly or indirectly.

“Covenant-Lite Loan” means a Bank Loan that does not require the Portfolio Company thereunder to comply with at least one financial covenant (including any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) on at least a quarterly basis, in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.

“Custodian” means U.S. Bank National Association acting in the role of custodian under the Custodian Agreement.

“Custodian Agreement” means, collectively, (a) the Custody Agreement, dated as of the Closing Date, between the Custodian and Borrower, and (b) the Custody Agreement, dated as of the Closing Date, among the Custodian, Borrower, Servicer, and Agent, each as amended, modified, waived, supplemented, restated or replaced from time to time.

“Daily LIBOR Rate” means, on any day the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the Daily LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Agent in its discretion. The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

“Debt” means, as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capitalized Lease Obligations; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Default” means an event or condition that, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” means for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent (2%)% plus the interest rate otherwise applicable thereto.

“Defaulted Obligation” means any Investment in Indebtedness (i) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty-two (32) consecutive days with respect to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Indebtedness have accelerated all or a portion of the principal amount thereof as a result of such default; (ii) as to which a default as to the payment of principal and/or interest has occurred and is continuing beyond any applicable grace period on another material debt obligation of the Portfolio Company under such Indebtedness which is senior or pari passu in right of payment to such Indebtedness; (iii) such Portfolio Company has filed for protection under the Bankruptcy Code or has been adjudicated bankrupt or insolvent or placed into receivership, or an involuntary petition has been filed against such Portfolio Company under the Bankruptcy Code and either an order for relief is entered on such petition or such petition has not been dismissed within sixty (60) days from the date such petition was filed or; (iv) as to which Borrower has delivered written notice to the Portfolio Company declaring such Indebtedness in default; or (v) which has (A) a rating by S&P of “CC” or below or “SD” or (B) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable.

“Defaulting Lender” means any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a governmental authority’s ownership of an equity interest in such Lender or parent company.

“Delayed Draw Loan” means a Bank Loan that requires one or more future advances to be made to the Portfolio Company by Borrower and which does not permit the re-borrowing of any amount previously repaid by the Portfolio Company; provided that such loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition, surrender or retirement for value of any Equity Interest, sinking fund or similar payment.

“Dollars” and the sign “$” mean lawful money of the United States.

“Dominion Account” means a special account established by Borrower and maintained with the Custodian or another bank acceptable to Agent, which account is subject to withdrawal limitations that permit only payments to Agent in accordance with Section 5.8.1.

“Eligible Assignee” means a Person that is (a) a Lender or an Affiliate of a Lender; (b) an Approved Fund; (c) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; (d) any other financial institution approved by Agent and, unless an Event of Default has occurred, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment); and (e) during any Event of Default, any Person acceptable to Agent in its discretion; provided, that in no event shall (i) Parent, Borrower or an Affiliate of Borrower or Parent, or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, be deemed to be an Eligible Assignee.

“Eligible Portfolio Investment” means any Portfolio Investment held by Borrower (and solely for purposes of determining the Borrowing Base, Cash and Cash Equivalents held by Borrower) that, in each case, meets all of the criteria set forth on Schedule 12 hereto; provided, that no Portfolio Investment, Cash or Cash Equivalent shall constitute an Eligible Portfolio Investment or be included in the Borrowing Base if the Agent does not at all times maintain a first priority, perfected Lien (subject to no other Liens other than Permitted Liens) on such Portfolio Investment, Cash or Cash Equivalent. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 9.1.11(b)(i), which provide that, for purposes of this Agreement, all determinations of whether an Investment is to be included as an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such Investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies and all implementing regulations), relating to public health (but excluding occupational safety and health, to the extent regulated by the Occupational Safety and Hazard Act of 1970) or the protection or pollution of the environment, including the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in any other type of legal entity.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” is as defined in Section 10.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.10, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Sections 5.11.1 and 5.11.2, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“External Quoted Value” has the meaning assigned to such term in Section 9.1.11(b)(ii)(A).

“Extraordinary Expenses” means all costs, expenses or advances that Agent or Lenders may suffer or incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of Parent or Borrower, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) subject to the same limitations in respect of Borrower’s indemnification obligations under Section 13.2, any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, Parent, Borrower, any representative of creditors of Parent or Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Transaction Documents, or Obligations, including any lender liability and all other claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Transaction Documents or Collateral at any time; (c) the exercise, protection or enforcement of any rights or remedies of Agent and Lenders, in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action or exercise of rights or remedies, of any kind, in connection with the Obligations, the Collateral or the Transaction Documents; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Transaction Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees and expenses of counsel for Agent and Lenders, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of Borrower or independent contractors in liquidating any Collateral, and travel expenses.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Fee Letter” means the Fee Letter dated as of the Closing Date between Borrower and AloStar.

“First Lien Bank Loan” means a Bank Loan (a) that is entitled to the benefit of a first lien and first priority perfected security interest on a portion of the assets of a Portfolio Company, (b) for which the Servicer determines in good faith that the value of the collateral securing the Bank Loan on or about the time of origination equals or exceeds the outstanding principal balance of the Bank Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (c) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Portfolio Company in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings and (d) that is not (and cannot by its terms become) subject to any payment blockage or standstill provisions. For the avoidance of doubt, in no event shall a First Lien Bank Loan include a Last Out Loan.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of Parent, Borrower and Borrower’s Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes.

“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) termination of the Commitments and release by Borrower (and by any representative of creditors of Borrower in any Insolvency Proceeding of Borrower) of any claims that Borrower has or asserts to have against Agent, Lenders or any of their Affiliates. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of its Business.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Guarantors” means each Subsidiary of Borrower who guarantees (or has pledged assets to secure) payment or performance of any Obligations.

“Guaranty” means each guaranty agreement executed by a Guarantor in favor of Agent.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“High Yield Securities” means debt Securities, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Indebtedness” of any Person means at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) any guaranty of payment by such Person in respect of obligations of the kind referred to in clauses (a) through (d) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” means (i) Agent Indemnitees and (ii) the Lenders and AloStar and each of their respective officers, directors, employees, Affiliates, agents and attorneys.

“Independent” when used with respect to any specified Person means the more restrictive of the following: (a) that such Person (i) does not have any direct financial interest or any material indirect financial interest in Borrower or any of its Subsidiaries or Affiliates (including its investment adviser or any Affiliate thereof) other than ownership of publicly traded stock, as applicable, of Borrower or any such Subsidiary or Affiliate with a market value not to exceed $1,000,000 and (ii) is not an officer, employee, promoter, underwriter, trustee, partner, director or a Person performing similar functions of Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof), (b) the definition of “disinterested” as defined in the Investment Company Act, (c) that such Person is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act or (d) the definition of “independent” as defined in the Exchange Act.

“Industry Classification Group” means any of the classification groups set forth on Schedule 13 hereto on the Closing Date, as such classifications may be updated at the option of the Servicer if Standard and Poors publishes revised industry classifications.

“Insolvency Proceeding” means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law, (b) any involuntary petition for relief under the Bankruptcy Code where either an order for relief is entered or such petition is not dismissed within sixty (60) days after the date such petition is filed; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) the liquidation, dissolution or winding up of the affairs of such Person.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Interest Coverage Ratio” means the ratio as of the last day of any fiscal quarter of Borrower of (a) Interest Proceeds received by Borrower during the four fiscal quarter period then ending, to (b) Adjusted Interest Expense for such four fiscal quarter period.

“Interest Proceeds” means the sum of: (a) all payments of interest and other income received by Borrower on the Portfolio Investments (including accrued interest received in connection with a sale of any such Portfolio Investment); (b) all interest and other income received by Borrower in respect of Investments in Cash Equivalents; (c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by Borrower in respect of the Portfolio Investments; and (d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by Borrower in respect of the Portfolio Investments.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment and Valuation Policies” means Parent’s investment objectives and strategy as set forth in Parent’s (a) Credit Policies and Procedures dated December 14, 2016, and (b) Valuation Policy, Procedure and Methodology dated December 14, 2016, and each delivered to the Agent on or prior to the Closing Date, as amended from time to time in accordance with the terms and conditions of this Agreement.

“IRS” means the United States Internal Revenue Service.

“KCAP Participation Interests” means any Participation Interests granted by Parent to the Borrower in and to a Portfolio Investment pursuant to the Sale Agreement (to the extent constituting a Participation Interest pending completion of the assignment thereof in accordance with Section 2.4 of the Sale Agreement) and in which a Lien is granted therein by the Borrower to the Agent pursuant to this Agreement.

“Last Out Loan” shall mean any Bank Loan that would otherwise be a First Lien Bank Loan except that, in the case of an event of default under the applicable underlying documents, any portion of such Bank Loan will be repaid after one or more tranches of other first lien loans issued by the same Portfolio Company have been paid in accordance with a specific waterfall of payments, including by reason of a payment blockage or a standstill period with respect to the exercise of remedies that does not, in either case, exceed 180 days.

“Lenders” is as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office” means the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower.

“LIBOR Index Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Daily LIBOR Rate.

“LIBOR Index Revolver Loan” means a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Daily LIBOR Rate.

“Lien” means any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

“Loan” means a Revolver Loan or a Base Rate Loan.

“Loan Account” is as defined in Section 5.8.1.

“Loan Year” means each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three months from the applicable date of determination.

“Margin Stock” is as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, assets, liabilities or financial condition of Borrower or the Servicer, both individually or taken as a whole, on the value of any material Collateral, on the enforceability of any Transaction Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of Servicer or Borrower to perform its respective obligations under the Transaction Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” means any agreement or arrangement to which Borrower is party (other than the Transaction Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (a) the date that is four (4) years from the Closing Date, (b) the date on which Borrower terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 10.2.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private Portfolio Companies, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually or structurally subordinated in right of payment to other debt of the same Portfolio Company and (ii) a Bank Loan that is not a First Lien Bank Loan, a Second Lien Bank Loan, High Yield Security, or a Last Out Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notice of Borrowing” means a Notice of Borrowing to be provided by Borrower to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

“Notice of Conversion/Continuation” means a Notice of Conversion/Continuation to be provided by Borrower to request conversion of Loans into or from LIBOR Index Loans or Base Rate Loans, in form satisfactory to Agent.

“Noteless Assigned Loan” means a Bank Loan with respect to which: (a) the underlying documentation either (i) does not require the Portfolio Company to execute and deliver a promissory note to evidence the indebtedness created under such Bank Loan or (ii) requires execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Bank Loan, and as to which the Borrower and Parent have not requested a promissory note from the related Portfolio Company; and (b) neither Borrower nor any of its Affiliates was an agent with respect to such Bank Loan at the time of origination.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, reimbursement obligations, Extraordinary Expenses and other amounts payable by Borrower under the Transaction Documents, (c) Secured Bank Product Obligations, and (d) all other Debts, covenants, duties, obligations and liabilities of any kind (including Contingent Obligations) owing by Borrower pursuant to the Transaction Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Transaction Document.

“Organic Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.4 of this Agreement).

“Overadvance” is as defined in Section 2.1.5.

“Overadvance Loan” means a LIBOR Index Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” means KCAP Financial, Inc., a Delaware corporation.

“Participant” is as defined in Section 12.2.

“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Portfolio Investment were the underlying loan acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item” means each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

“Performing” means with respect to any Eligible Portfolio Investment, such Eligible Portfolio Investment is not a Defaulted Obligation.

“Performing Last Out Loans” means funded Last Out Loans that (a) are not Second Lien Bank Loans and (b) are Performing.

"Permitted Discretion" means a determination made in the exercise of reasonable credit judgment, from the perspective of a secured asset-based lender.

“Permitted Liens” is as defined in Section 9.2.2.

“Person” means any individual, corporation, limited liability company, partnership, limited liability partnership, joint stock company, joint venture, association, trust, unincorporated organization, governmental authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Pledge Agreement” means that certain Pledge Agreement dated the Closing Date by and between Agent and Parent.

“Portfolio Company” means the issuer or obligor under any Portfolio Investment held by Borrower or any of its Subsidiaries.

“Portfolio Investment” means any Investment held by Borrower in its asset portfolio.

“Pro Rata” means with respect to any Lender, a percentage (rounded to the ninth decimal place) determined while (a) Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans by the aggregate amount of all outstanding Loans.

“Properly Contested” means with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Person; (e) no Lien is imposed on assets of such Person, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; and (g) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Person, such Person forthwith pays such amounts and all penalties, interest, and other amounts due in connection therewith. Only that portion of a Debt or Tax which is in dispute may be deemed Properly Contested.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” is as defined in Section 2.1.6.

“Quoted Investments” means an Eligible Portfolio Investment (including Cash Equivalents) which is traded in an active and orderly market for which market quotations are readily available.

“Report” is as defined in Section II(c) on Exhibit D.

“Required Lenders” means Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation and at any time there is one Lender only, such Lender shall constitute the Required Lenders.

“Restrictive Agreement” means an agreement (other than a Transaction Document) that conditions or restricts the right of Borrower to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Revolver Commitment” means, for any Lender, its obligation to make Revolver Loans up to the maximum principal amount shown on Schedule 1, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Loan” means a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

“Revolving Loan” means any Bank Loan (other than a Delayed Draw Loan) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar loans and investments) that under the underlying loan documents for such Bank Loan relating thereto may require one or more future advances to be made to the Portfolio Company by Borrower; provided that any such Bank Loan will be a Revolving Loan only until all commitments by Borrower to make advances to the Portfolio Company thereof expire, or are terminated, or are irrevocably reduced to zero.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by Borrower under a license.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sale Agreement” means the Sale, Contribution and Master Participation Agreement, dated as of the Closing Date, between the Parent and Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized, incorporated or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Revolving Period End Date” means the date that is three (3) years from the Closing Date.

“SEC” means the Securities and Exchange Commission, and any successor agency thereto.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a second priority perfected security interest on all or substantially all of the Portfolio Company’s assets, and where the value of such assets is adequate (in the commercially reasonable judgment of the Servicer) to repay such Bank Loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a security interest in the same collateral); provided that if such Bank Loan is also secured by a first priority perfected security interest on other specified collateral securing the Portfolio Company obligations under such Bank Loan and otherwise satisfies the requirements of the definition of First Lien Bank Loan, then such Bank Loan shall be deemed to be a First Lien Bank Loan for the purposes of this Agreement.

“Secured Bank Product Obligations” means Debt, obligations and other liabilities with respect to Bank Products owing by Borrower to a Secured Bank Product Provider.

“Secured Bank Product Provider” means (a) AloStar or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section XII of Exhibit D.

“Secured Parties” means Agent, Lenders and Secured Bank Product Providers.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means the deposit account control agreements, the Pledge Agreement, securities account control agreements, commodity account control agreements (or, without limitation, other agreements providing Agent “control” (as contemplated by Section 9-104 of the UCC) of a deposit account, securities account, commodity account or similar account), and all other documents, instruments and agreements now or hereafter securing or perfecting (or given with the intent to secure or perfect) any Obligations.

“Senior Officer” means a manager of Borrower or, if the context requires, a manager or the president, chief executive officer, chief financial officer, vice president or treasurer of the Servicer.

“Servicer” means Parent, in its capacity as servicer pursuant to the terms of the Servicing Agreement.

“Servicer Termination Event” means the occurrence of any one of the following:

(a)          any failure by the Servicer to make any payment, transfer or deposit into the Dominion Account as required by this Agreement, which failure continues unremedied for a period of two (2) Business Days;

(b)          any failure on the part of the Servicer to observe or perform in any material respect any covenants or agreements of the Servicer set forth in any Transaction Document to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties) and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Servicer by the Agent and (ii) the date on which a Senior Officer of the Servicer acquires knowledge thereof;

(c)          the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any Indebtedness, which Indebtedness is in excess of $1,000,000 in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness, whether or not waived;

(d)          an Insolvency Proceeding is commenced by or against the Servicer (subject to the grace period in the definition thereof in the case of any involuntary proceeding commenced against the Servicer);

(e)          the occurrence of an Event of Default;

(f)          the occurrence of any Change of Control;

(g)          any failure by the Servicer to deliver any reports required to be delivered by the Servicer pursuant to the Servicing Agreement on or before the date occurring two (2) Business Days after the date such report is required to be made or given, as the case may be;

(h)          any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been given to the Servicer by the Agent and (ii) the date on which a Senior Officer of the Servicer acquires knowledge thereof;

(i)          the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $1,000,000 in aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(j)          a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment, or an admission by Servicer in a settlement of any lawsuit, that Servicer has committed fraud, willful misconduct, or a material violation of applicable securities laws, in each case which has a material adverse effect on the performance of its obligations under any of the Transaction Documents to which it is a party; or

(j)          any Senior Officer of the Servicer is indicted for a criminal offense related to the business of the Servicer and is not terminated within ten (10) days after such indictment.

“Servicing Agreement” means the Servicing Agreement, dated as of the Closing Date, between the Servicer and Borrower, as may be amended, modified, waived, supplemented, restated or replaced from time to time, and of which the Agent shall be an express third-party beneficiary.

“Settlement-Date Basis” means that any Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled, and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled.

“Settlement Report” means a report summarizing Revolver Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three months of the applicable date of determination.

“Single Covenant Loan” means a Bank Loan that requires the Portfolio Company thereunder to comply with only one financial covenant (excluding any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.

“Solvent” means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Transaction Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls more than 50% of the Equity Interests or more than 50% of the voting power of such corporation, partnership, limited liability company or other entity. Unless otherwise specified, each reference to Subsidiary in this Agreement means a Subsidiary of the Borrower.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of or investment in, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations, collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Portfolio Investment and (b) be included in the Borrowing Base.

“Swap Obligations” means, with respect to any Person, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Loan” means any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.

“Tangible Net Worth” means, as of any date, the total assets of Parent, calculated in accordance with GAAP, minus the total Debt of Parent, calculated on a consolidated basis in accordance with GAAP, minus the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, and all similar items that should properly be treated as intangibles in accordance with GAAP, minus all amounts due from Parent’s Affiliates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Finance Company” means a Person that is (i) an operating company with employees, officers and directors, (ii) in the primary business of originating loans or factoring or financing receivables, inventory or other current assets and (iii) an unaffiliated third party business organized under the laws of any State of the United States of America, domiciled in the United States of America, and with its principal operations and property located in the United States of America.

“Transaction Documents” means this Agreement, the Sale Agreement, the Servicing Agreement, the Custodian Agreement, each Guaranty, the Security Documents, any fee letter to which Agent is a party (including the Fee Letter), each Borrowing Base Certificate, each Compliance Certificate, any flow of funds agreement or disbursement letter delivered in connection with this Agreement or the transactions contemplated hereby, promissory note or other note (including, without limitation, any notes issued pursuant to Section 2.1.2 of this Agreement), each document, instrument, certificate (including any information certificate, solvency certificate, incumbency certificate, closing certificate, or certificate with respect to Material Contracts)) or agreement now or hereafter delivered by Borrower, Parent or the Servicer to Agent or a Lender in connection with any transactions relating hereto, all Borrowing Base information, reports, financial statements and other materials delivered by Borrower hereunder, as well as other Reports and information provided by Agent to Lenders.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Type” means any type of a Loan (i.e., Base Rate Loan or LIBOR Index Loan) that has the same interest option.

“UCC” means the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Bank Loan or Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Bank Loan or Portfolio Investment or of which the holders of such Bank Loan or Portfolio Investment are the beneficiaries.

“Unitranche Loan” means each Bank Loan determined by Borrower in accordance with the Investment and Valuation Policies to be a “unitranche” loan or otherwise underwritten as such.

“Unquoted Investment” means an Eligible Portfolio Investment which is not a Quoted Investment.

“Unquoted Reported Value” has the meaning assigned to such term in Section 9.1.11(b)(ii)(B).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 9.1.11(b)(ii).

1.2          Accounting Terms. Under the Transaction Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same asset valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 9.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3          Uniform Commercial Code. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities Account, Software and Supporting Obligations.

1.4          Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Transaction Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Transaction Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Transaction Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 13.3.1; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person. The recitals and preamble hereto are incorporated by reference and shall be deemed an integral part of this Agreement. All calculations of Value, fundings of Loans, and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Transaction Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Transaction Documents. No provision of any Transaction Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Transaction Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2.         CREDIT FACILITIES

2.1          Revolver Commitment

2.1.1           Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrower from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2           Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a promissory note to such Lender evidencing Borrower’s obligations in respect of the Revolver Commitments of such Lender.

2.1.3           Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrower solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations (including interest when due) in accordance with this Agreement; (c) for working capital and other lawful corporate purposes of Borrower; (d) to acquire Eligible Portfolio Investments pursuant to the Sale Agreement; (e) to make Eligible Portfolio Investments; (f) to pay cash Distributions to Parent in accordance with Section 9.2.3; (g) to pay Administrative Expenses (to the extent that funds on deposit in the Dominion Account are insufficient to pay such expenses when due), and (h) to pay Borrower Expenses (to the extent that funds on deposit in the Dominion Account are insufficient to pay such expenses when due). Borrower will not request any Loan, and Borrower and its Subsidiaries will not use, and its directors, officers, employees and agents will not use, the proceeds of any Loan (a) in the furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in an European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.1.4           Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent, Borrower may, at its option, terminate the Revolver Commitments and this credit facility prior to the Scheduled Revolving Period End Date. Any notice of termination given by Borrower shall be irrevocable and on the effective date of such termination, Borrower shall make Full Payment of all Obligations.

(b) Concurrently with any termination of the Revolver Commitments and this credit facility during the first Loan Year, for whatever reason (including an Event of Default), Borrower shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to 1% of the Revolver Commitments. No termination charge shall be payable after the end of the first Loan Year.

2.1.5           Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Transaction Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required); and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans (x) be required that would cause the outstanding Revolver Loans to exceed the aggregate Revolver Commitments and (y) exceed ten percent (10%) of the Borrowing Base. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6           Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Borrower under any Transaction Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

SECTION 3.        INTEREST, FEES AND CHARGES

3.1          Interest

3.1.1        Rates and Payment of Interest.

(a)          The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Index Loan, at the Daily LIBOR Rate in effect from time to time, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue. The Base Rate on the date hereof is 4.5% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 7.8576% per annum for Base Rate Revolver Loans. The Daily LIBOR Rate on the date hereof is 1.67007% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 4.98840% per annum for LIBOR Index Revolver Loans. All Loans shall bear interest at the Daily LIBOR Rate except as otherwise provided in Section 3.6 of this Agreement.

(b)          During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c)          Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each calendar month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Maturity Date or the date the Obligations are accelerated pursuant to the terms of this Agreement. Interest accrued on any other Obligations shall be due and payable as provided in the Transaction Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2           Application of LIBOR to Outstanding Loans. Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to LIBOR Index Loans or LIBOR Index Loans to Base Rate Loans.

3.1.3           Types of Loans. Except as otherwise provided in this Agreement, including pursuant to Sections 3.1.2, 3.5 or 3.6, all Loans shall be made as LIBOR Index Revolver Loans.

3.2          Fees

3.2.1           Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to (a) 0.375% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans during any month if the daily unused amount as of the close of business on such day is less than 50% of the Commitments, and (b) 0.50% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans during any month if the daily unused amount as of the close of business on such day is greater than or equal to 50% of the Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2           Reserved.

3.2.3           Closing Fee. On the Closing Date, Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee equal to 1% of the amount of the Commitments.

3.2.4           Agent Fees. Borrower shall pay to Agent, for its own account, the fees described in the Fee Letter. Borrower shall also pay to Agent its standard wire fee for each outgoing wire made by Agent at the request of Borrower.

3.3           Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, or 5.10, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4           Reimbursement Obligations. Borrower shall reimburse Agent and Lenders for all Extraordinary Expenses. Borrower shall also reimburse Agent and, as applicable, Lenders, solely to the extent that such amounts do not constitute Extraordinary Expenses, for all (i) legal fees and expenses of one outside counsel for Agent and Lenders, taken as a whole (and, in the case of an actual conflict of interest, one additional counsel to the applicable Persons, taken as a whole, and to the extent reasonably necessary one local counsel in each relevant jurisdiction to Agent and Lenders, taken as a whole), in each case prior to an Event of Default, provided that after the occurrence and during the continuation of an Event of Default, Borrower shall reimburse Agent and Lenders for all legal fees and expenses of outside counsel incurred after the occurrence of such Event of Default, (ii) accounting, appraisal, consulting, and other fees, costs and expenses incurred by Agent, in connection with (a) negotiation and preparation of any Transaction Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Transaction Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.2(b), each inspection, audit or appraisal with respect to Borrower, Servicer or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s and Lenders’ respective professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender, or any of their Affiliates may have with such professionals with respect to this or any other transaction; provided, that the foregoing shall in no way limit Borrower’s obligations to reimburse Agent, or Lenders as provided for elsewhere in the Transaction Documents, including, without limitation, reimbursement of Extraordinary Expenses pursuant to this Section 3.4 and reimbursements contemplated pursuant to Section 9.1.2. All amounts payable by Borrower under this Section shall be due on demand.

3.5           Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the Daily LIBOR Rate, or any governmental authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make LIBOR Index Loans or to convert Base Rate Loans to LIBOR Index Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all LIBOR Index Loans of such Lender to Base Rate Loans immediately if such Lender may not lawfully continue to maintain such LIBOR Index Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6           Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Index Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the Daily LIBOR Rate, (b) adequate and reasonable means do not exist for determining the Daily LIBOR Rate, or (c) the Daily LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Index Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Index Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7          Increased Costs; Capital Adequacy

3.7.1           Change in Law. If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including any reserve requirement);

(b)          subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)          impose on any Lender or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Transaction Document, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.7.2           Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments or Loans to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3           Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8          Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.10, then, at the request of Borrower, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9          Reserved.

3.10        Maximum Interest. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.         LOAN ADMINISTRATION

4.1          Manner of Borrowing and Funding Revolver Loans

4.1.1       Notice of Borrowing.

(a)          Whenever Borrower desires funding of a Borrowing of Revolver Loans, Borrower shall give Agent a Notice of Borrowing signed by a Senior Officer, which shall be in such form as may be required by Agent (and which notice may be given electronically subject to the limitations set forth in Section 13.3.2) and which shall specify the account of Borrower into which the proceeds of such Revolver Loans should be disbursed. Such notice must be received by Agent no later than 11:00 a.m. on the Business Day of the requested funding date, in the case of Base Rate Loans or LIBOR Index Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, and (B) the requested funding date (which must be a Business Day).

(b)          Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.

(c)          If Borrower establishes a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of such payment item. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2       Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or LIBOR Index Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3       Swingline Loans; Settlement.

(a)          Agent may, but shall not be obligated to, advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $5,000,000. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)          Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to Borrower or for any other reason, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4           Notices. Borrower may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent (subject to the limitations set forth in Section 13.3.2). Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions (subject to the limitations set forth in Section 13.3.2) from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2          Defaulting Lender

4.2.1           Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans, to share in fees or for any other determination permitted hereunder, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Transaction Document, except as provided in Section 13.1.1(c).

4.2.2           Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Transaction Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations or readvance the amounts to Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3           Cure. Agent may determine in its reasonable discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower and Agent may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrower and Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3          One Obligation. The Loans and other Obligations constitute one general obligation of Borrower and are secured by Agent’s Lien (for the benefit of the Secured Parties) on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, Borrower to the extent of any Obligations jointly or severally owed by Borrower.

4.4          Effect of Termination. On the Maturity Date, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrower contained in the Transaction Documents shall survive any termination, and Agent shall retain its Liens in the Collateral for the benefit of the Secured Parties and all of its rights and remedies under the Transaction Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 3.4, 3.6, 3.7, 5.6, 5.10, 5.11, 11, 13.2 and this Section 4.4, and the obligation of Borrower and Lender with respect to each indemnity given by it in any Transaction Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.          PAYMENTS

5.1           General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes (except as required by Applicable Law), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any prepayment of Loans shall be applied first to Base Rate Loans, then to LIBOR Index Loans.

5.2           Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Subject to Section 2.1.4(b), Revolver Loans may be prepaid from time to time, without penalty or premium in accordance with the terms of Section 5.7 of this Agreement. If any asset disposition includes the disposition of Bank Loans or other Property outside of, in the case of such other Property, the Ordinary Course, then the net proceeds thereof shall be applied to the Revolver Loans in an amount equal to not less than the value allocated to such Bank Loans in the Borrowing Base. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Agent’s demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3           Reserved.

5.4           Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrower as provided in the Transaction Documents or, if no payment date is specified, on demand.

5.5           Dominion Account. Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements with Custodian. Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from Custodian, establishing Agent’s control over and Lien in (for the benefit of the Secured Parties) the lockbox or a Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of Custodian, except for customary administrative charges. Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or a Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by Custodian. Agent shall have the right at any time after the occurrence and during the continuation of an Event of Default to contact directly any or all administrative agents with respect to Portfolio Investments (or if there is no administrative agent for such Portfolio Investment, any Portfolio Company) to ensure that payments on the Bank Loans are directed to a Dominion Account. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Bank Loans or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or Servicer receives cash or Payment Items with respect to any Collateral, it shall hold the same in trust and as agent for Agent (and shall not be commingled with Borrower’s or Servicer’s other funds) and promptly (not later than the next Business Day) deposit same into a Dominion Account. All such cash and Payment Items shall be subject to the Lien of Agent upon the earlier of the receipt thereof by Agent, Borrower or Servicer. Borrower hereby grants to Agent (for the benefit of the Secured Parties) a Lien upon all items and balances held in any lockbox and the Dominion Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of Borrower (including all Deposit Accounts) as provided elsewhere in this Agreement or any other Transaction Document. Agent shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Agent. Interest shall continue accruing on the amount of any wire transfer, check or other Payment Item for one Business Day after the date that the proceeds of such wire transfer, check or other payment item become good, collected funds received by Agent and are applied to the Obligations. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations in such manner as set forth herein.

5.6          Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of Borrower or any of its Affiliates or against any Obligations. If any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.7          Allocation of Payments

5.7.1           Allocation.

(a)	Except as provided in clause (b) below, monies to be applied to the Obligations, whether arising from payments by Portfolio Companies, realization on Collateral, setoff or otherwise, shall be allocated as follows:

1.	first, to all Administrative Expenses then due and payable;

2.	second, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

3.	third, to all Obligations constituting fees then due and payable (other than Secured Bank Product Obligations);

4.	fourth, to all Obligations constituting interest fees then due and payable (other than Secured Bank Product Obligations);

5.	fifth, to all amounts owing to Agent on Swingline Loans;

6.	sixth, to the principal amount of the Loans; and

7.	last, to all other Obligations, including all Borrower Expenses then due and payable.

(b)	Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuation of an Event of Default, all payments when due hereunder shall be applied by the Agent as follows:

1.	first, to all Administrative Expenses then due and payable (other than Administrative Expenses arising pursuant to clause (b) of the definition thereof);

2.	second, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

3.	third, to all amounts owing to Agent on Swingline Loans;

4.	fourth, to all Obligations constituting fees (other than Secured Bank Product Obligations);

5.	fifth, to all Obligations constituting interest (other than Secured Bank Product Obligations);

6.	sixth, to all Loans and Secured Bank Product Obligations, including Cash Collateralization of Secured Bank Product Obligations; and

7.	last, to all other Obligations, including all Borrower Expenses and costs and expenses owing to Servicer.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of Borrower. This Section is not for the benefit of or enforceable by Borrower.

5.7.2           Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8          Application of Payments

5.8.1           Dominion Account. On any Business Day on which the entire ledger balance in the Dominion Account exceeds $150,000, an amount equal to the lesser of (a) the entire balance in the Dominion Account, or (b) the outstanding amount of the Obligations shall be directed to Agent and applied by Agent to the Obligations on such Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists. Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations in such manner as set forth herein.

5.8.2           Insurance and Condemnation Proceeds. Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

5.8.3           Reinvestment. If requested by Borrower in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or real estate, Borrower may use such proceeds or awards to repair or replace such Equipment or real estate (and until so used, the proceeds shall be held by Agent as Cash Collateral or applied to the Revolver Loans) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent (but in any event concluded within 180 days after the date of such loss); (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens (except in favor of Agent); (v) Borrower comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $50,000.

5.9          Loan Account; Account Stated

5.9.1           Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from each Loan from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower, and Borrower confirms that such arrangement shall have no effect on its liability for the Obligations.

5.9.2           Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.10        Taxes

5.10.1         Payments Free of Taxes. All payments by Borrower of Obligations shall be free and clear of and without reduction for any Taxes, except as required by Applicable Law. If Applicable Law requires Borrower or Agent to withhold or deduct any Tax (as determined in the good faith discretion of Borrower or Agent, as applicable), the withholding or deduction shall be based on information provided pursuant to Section 5.11 and Agent shall pay the amount withheld or deducted to the relevant governmental authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased so that Agent or Lender, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant governmental authorities.

5.10.2         Payment. Borrower shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent and Lenders for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by Borrower or Agent, or paid by Agent or any Lender with respect to any Obligations or Transaction Documents, whether or not such Taxes were properly asserted by the relevant governmental authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to Borrower by Agent, or by a Lender (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by Borrower, Borrower shall deliver to Agent a receipt from the governmental authority or other evidence of payment satisfactory to Agent.

5.10.3         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.10.3 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 5.10.3, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.10.3, the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.11         Lender Tax Information

5.11.1         Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower, sufficient to permit Agent or Borrower to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.11.2         Documentation. If Borrower is U.S. Person:

(a)          any Lender that is a U.S. Person shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Agent and Borrower) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax to backup withholding or information reporting requirements.;

(b)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Agent and Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Agent and Borrower), whichever of the following is applicable

(i)          in the case of a Foreign Lender that is claiming eligibility for benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS For W-8BEN-E as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed copies of IRS Form W-8ECI;

(iii)        executed copies of IRS Form W-8IMY and all required supporting documentation; or

(iv)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrower to determine the withholding or deduction required to be made; and

(c)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Agent and Borrower on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Agent or Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Agent or Borrower to determine the withholding or deduction required to be made.

5.11.3         Lender Obligations. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and promptly notify Borrower and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrower and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Borrower or Agent by any governmental authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Transaction Document.

5.11.4         FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender shall deliver to Agent, at the time or times prescribed by law and at such time or times reasonably requested by Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent as may be necessary for Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Closing Date.

SECTION 6.          CONDITIONS PRECEDENT

6.1           Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the conditions set forth on Exhibit C attached hereto have been satisfied or waived in writing by Agent.

6.2           Conditions Precedent to All Credit Extensions. Agent and Lenders shall not be required to fund any Loans or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:

(a)          No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)          The representations and warranties of Borrower in the Transaction Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(c)          All conditions precedent in any other Transaction Document that are applicable to the funding of any credit extension shall be satisfied; and

(d)          No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental authority or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Each request (or deemed request) by Borrower for funding of a Loan or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith including, but not limited to, an updated Borrowing Base Certificate. Each representation and warranty contained in this Agreement and the other Transaction Documents shall be deemed to be reaffirmed by Borrower as being true and correct in all material respects (except for representations and warranties that are subject to any materiality qualifiers shall be required to be true and correct in all respects) on each day that Borrower requests or is deemed to have requested an extension of credit hereunder, except for changes in the nature of Borrower’s or, if applicable, any Subsidiary’s business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement.

SECTION 7.          COLLATERAL

7.1           Grant of Security Interest. To secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including electronic chattel paper; (c) all Commercial Tort Claims, including those shown on Schedule 7; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and (o) all other personal Property of Borrower.

7.2           Lien on Other Collateral

7.2.1           Deposit and other Accounts. To further secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account, Securities Account and Commodity Account of Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account, Securities Account and Commodity Account maintained by Borrower, without inquiry into the authority or right of Agent to make such request. Borrower shall take all actions (including, without limitation, the delivery of one or more control agreements) necessary to establish Agent’s control (including through the execution of a deposit account control agreement as required by Agent) of each such Deposit Account, Securities Account and Commodity Account (other than a Deposit Account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein (other than a Deposit Account exclusively used for payroll, payroll taxes or employee benefits). Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 2 to reflect same. At all times on and after the Closing Date, all Deposit Accounts, Securities Accounts and Commodity Accounts shall be primarily maintained with the Custodian.

7.2.2           Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrower, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss. Borrower hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and neither Borrower nor other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3           Reserved.

7.4           Other Collateral

7.4.1           Commercial Tort Claims. Borrower shall promptly notify Agent in writing if Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 7 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2           Certain After-Acquired Collateral. Borrower shall promptly notify Agent in writing if, after the Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Securities Accounts, Commodity Accounts, Chattel Paper (including, without limitation, tangible Chattel Paper and Electronic Chattel Paper), Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, or control agreement and delivery of any applicable Collateral to the Custodian for the benefit of Agent, provided that prior to an Event of Default, Agent shall not require Borrower to deliver any such Collateral to Agent or any Person other than the Custodian. If any Collateral is in the possession of a third party, at Agent’s request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5           No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.

7.6           Further Assurances. Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7           Continuation of Security Interest. Notwithstanding termination of this Agreement or of Lenders’ commitments to extend Loans hereunder, until Full Payment of all Obligations, Agent shall retain its security interest in all presently owned and hereafter arising or acquired Collateral.

SECTION 8.          REPRESENTATIONS AND WARRANTIES

8.1           General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, Borrower represents and warrants that:

8.1.1           Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Borrower has not changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the Closing Date.

8.1.2           Power and Authority. Borrower is duly authorized to execute, deliver and perform its obligations under Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of Parent or Borrower, other than those already obtained; (b) contravene the Organic Documents of Borrower; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of Borrower.

8.1.3           Enforceability. Each Transaction Document to which it is a party is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4           Capital Structure. Schedule 4 shows, for Borrower, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 4, in the five years preceding the Closing Date, Borrower has not acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Borrower has no Subsidiaries and does not own any Equity Interest in any other Person, other than Equity Interest acquired in connection with a Portfolio Investment. There are no outstanding purchase options, warrants, agreements to buy, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Borrower.

8.1.5           Title to Properties; Priority of Liens. Borrower has good and marketable title to (or valid leasehold interests in) all of its real estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Borrower has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

8.1.6           Reserved.

8.1.7           Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent, Borrower, and their respective Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent, Borrower, and their respective Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2016, there has been no change in the condition, financial or otherwise, of Parent, Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Borrower is Solvent. No transfer of property has been or will be made by Borrower or any of its Affiliates and no obligation has been or will be incurred by Borrower or any of its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any of its Affiliates.

8.1.8           Surety Obligations. Borrower is not obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9           Taxes. Each of Borrower and Parent has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested (and, in the case of matters being Properly Contested as of the Closing Date, fully disclosed to Agent and Lenders on or before the Closing Date). The provision for Taxes on the books of each of Borrower and Parent is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10         Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Transaction Documents.

8.1.11         Intellectual Property. Borrower owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property claim with respect to Borrower or any of its Property (including any Intellectual Property). Except as disclosed on Schedule 5, Borrower does not pay or owe any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Borrower is shown on Schedule 5.

8.1.12         Governmental Approvals. Borrower has, is in compliance with, and is in good standing with respect to, all approvals from all governmental authorities necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower has complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral.

8.1.13         Compliance with Laws. Borrower has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to Borrower under any Applicable Law.

8.1.14         Burdensome Contracts. Borrower is not a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Borrower is not party or subject to any Restrictive Agreement, except as shown on Schedule 6. No such Restrictive Agreement prohibits the execution, delivery or performance of any Transaction Document by Borrower.

8.1.15         Litigation. Except as shown on Schedule 7, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower or Parent, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Transaction Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower or Parent. Except as shown on such Schedule, Borrower does not have a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $50,000). Borrower is not in default with respect to any order, injunction or judgment of any governmental authority.

8.1.16         No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Borrower is not in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than Borrower) could terminate a Material Contract prior to its scheduled termination date.

8.1.17         ERISA. Except as disclosed on Schedule 8, neither Borrower nor any of its Affiliates has any Plan on the date hereof. Borrower and each of its Affiliates is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a Material Adverse Effect exists in connection with any Plan. Neither Borrower nor any of its Affiliates has any withdrawal liability in connection with a Multiemployer Plan.

8.1.18         [Reserved].

8.1.19         Labor Relations. Borrower is not party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of Borrower’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining. No goods or services have been or will be produced by Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

8.1.20          [Reserved].

8.1.21         Not a Regulated Entity. (a) Borrower is not an “investment company” and is not required to register as an “investment company” under the Investment Company Act; and (b) Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.22         Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.23         Deposit and Other Accounts. Schedule 2 sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by Borrower, including all Dominion Accounts.

8.1.24         Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

(a)          Neither Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is a Sanctioned Person. Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(b)          Borrower and its Affiliates have implemented and maintain in effect policies and procedures designed to ensure compliance by Borrower and such Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower and its Affiliates, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) Borrower, its Affiliates or any of their respective directors, officers or employees, or (ii) to the knowledge of Borrower, any agent of Borrower or its Affiliates or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transactions contemplated herein will violate Anti-Corruption Laws or applicable Sanctions.

8.1.25         Additional Collateral Matters.

(a)          As of the date hereof: (i) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible Chattel Paper (other than promissory notes delivered to the Custodian on the Closing Date); (ii) (1) Borrower does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Collateral with respect to which Agent has a perfected security interest in such Collateral, and (2) it has entered into a duly authorized, executed and delivered control agreement in form and substance satisfactory to Agent with respect to each Deposit Account, Securities Account and Commodity Account listed in Schedule 2 with respect to which Agent has a perfected security interest in such accounts by “control” (as contemplated by Section 9-104 of the UCC); (iii) no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction; and (iv) no amount payable under or in connection with any of the Collateral is evidenced by any Letter-of-Credit Rights.

(b)          This Agreement and the other Security Documents create in favor of Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest and Lien in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in appropriate filing offices. Upon such filings and/or the obtaining of “control” (as contemplated by Section 9-104 of the UCC), Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control. The Pledged Collateral (as defined in the Pledge Agreement) has been delivered to Agent (together with stock powers or other appropriate instruments of transfer executed in blank form).

(c)          If applicable, when a trademark security agreement or patent security agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and when financing statements, releases and other filings in appropriate form are filed in the applicable filing offices, Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in trademarks, patents and related assets constituting trademark and patent Collateral (as set forth in the applicable trademark security agreement or patent security agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, as applicable. If applicable, when a copyright security agreement or patent security agreement is filed in the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the applicable filing offices, Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in copyrights and assets constituting copyright Collateral (as set forth in the applicable trademark security agreement or patent security agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office, as applicable.

(d)          Neither the businesses nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

(e)          Neither Borrower nor any property of Borrower has (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law, (iii) has received notice of any claim or investigation with respect to any material liability or non-compliance under any Environmental Law or (iv) knows of any basis for any liability under any Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to result in any material liability under Environmental Laws or have a Material Adverse Effect. Borrower is not is undertaking, and Borrower has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of hazardous materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental authority or the requirements of any Environmental Law; and all hazardous materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower have been disposed of in a manner not reasonably expected to result in material liability to Borrower.

8.1.26         Special Purpose Entity. Borrower has not and shall not:

(a)          engage in any business or activity other than the purchase, receipt and management of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(b)          acquire or own any assets other than (a) the Collateral or (b) incidental property as may be necessary for the operation of Borrower and the performance of its obligations under the Transaction Documents;

(c)          merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without in each case first obtaining the prior written consent of the Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation;

(d)          fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Agent, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or fail to observe limited liability company formalities;

(e)          form, acquire or own any Subsidiary, own any equity interest in any other entity, or make any Investment in any Person (other than Portfolio Investments, Cash and Cash Equivalents) without the prior written consent of the Agent;

(f)          commingle its assets with the assets of any of its Affiliates, or of any other Person;

(g)          incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Lenders hereunder or in conjunction with a repayment of all Loans owed to the Lenders and a termination of all the Commitments;

(h)          fail to pay its debts and liabilities from its assets as the same shall become due;

(i)          fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(j)          enter into any contract or agreement with any Person, except (i) the Transaction Documents and (ii) other contracts or agreements that are upon terms and conditions that are commercially reasonable and that would be available on an arms-length basis with third parties other than such Affiliate;

(k)          seek its dissolution or winding up in whole or in part;

(l)          fail to correct any known misunderstandings regarding the separate identity of Borrower and the Parent or any other Person;

(m)          except as provided in this Agreement, guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(n)          fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(o)          fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(p)          file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(q)          except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (i) any of its principals or Affiliates, (ii) any Affiliate of a principal or (iii) any other Person;

(r)          fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on Borrower’s own separate balance sheet;

(s)          fail to pay its own liabilities and expenses only out of its own funds;

(t)          acquire the obligations or securities of its Affiliates or members;

(u)          guarantee any obligation of any person, including an Affiliate;

(v)         fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(w)          fail to use separate invoices and checks bearing its own name;

(x)          pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(y)          (i) fail at any time to have at least one (1) independent manager (the “Independent Manager”) which manager must, in each such instance, be a natural person who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience, and who is provided by CT Corporation, Corporation Service Company, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Lenders, in each case that is not an Affiliate of Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (v) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its respective equityholders or Affiliates (other than as an Independent Manager of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity); (x) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to Borrower or any of its equityholders or Affiliates in the ordinary course of business); (y) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (z) a Person that controls (whether directly, indirectly or otherwise) any of (v), (x) or (y) above; or (ii) fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager shall require the written consent of the Agent. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (v) by reason of being the Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year;

(z)          fail to provide that the unanimous consent of all managers (including the consent of Borrower’s Independent Manager) is required for Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower, (e) make any assignment for the benefit of Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing;

(aa)         fail to file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law; or

(bb)         fail to comply with the special purpose entity requirements set forth in this Section 8.1.26 such that Eversheds Sutherland (US) LLP or another law firm reasonably acceptable to the Agent could no longer render a substantive nonconsolidation opinion with respect to Borrower.

8.2           Complete Disclosure. No Transaction Document, nor any other agreement, document, certificate, or statement, delivered by or on behalf of Borrower or any of its Affiliates to Agent or any Lender contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not misleading. There is no fact or circumstance that Borrower or any of its Affiliates has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

8.3           Updated Representations and Warranties. Each representation and warranty contained in this Agreement and the other Transaction Documents shall be deemed to be reaffirmed by Borrower on each day that Borrower delivers or is required to deliver a Borrowing Base Certificate hereunder and on each day a Loan is made hereunder, except for changes in the nature of Borrower business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has provided its prior written consent (in its sole discretion) to such changes or such changes are not violative of any provision of this Agreement.

SECTION 9.          COVENANTS AND CONTINUING AGREEMENTS

9.1           Affirmative Covenants. As long as any Commitments or Obligations are outstanding, Borrower and/or Servicer, as applicable, shall do the following:

9.1.1           Collateral Reporting and Records.

(a)          Borrowing Base. Borrower shall (or shall cause Servicer to) deliver to Agent, by the 15th day of each month, a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that, while all calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, Agent may from time to time review and adjust any such calculation in its Permitted Discretion (i) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent the calculation is not made in accordance with this Agreement, Borrower, Agent and Lenders agree that the Borrowing Base Certificate and other information required to be delivered to Agent pursuant to this Section 9.1.1 may be delivered electronically utilizing Agent’s “Stucky Netlink” system or any other electronic transmission system approved by Agent, and any such information delivered electronically shall be deemed to be delivered with the following certification: “As of the date of this Certificate, no Event of Default exists or has occurred and is continuing. Borrower acknowledges that the Loans made by Agent and Lenders to, or for the benefit of, Borrower are based upon Agent’s and Lenders’ reliance on the information contained herein and all representations and warranties with respect to Collateral in the Loan Agreement are applicable to the Collateral included in this Certificate. The reliance by Agent and Lenders on this Certificate should not be deemed to limit the right of Agent to establish or revise criteria of eligibility or other reserves (including, but not limited to, rent reserves) or otherwise limit, impair, or affect in any manner the rights of Agent and Lenders under the Loan Agreement, in each case in its Permitted Discretion. In the event of any conflict between the determination of Agent of the amount of the Loans to Borrower in accordance with the terms of the Loan Agreement and the determination by Borrower of such amounts, the determination of Agent shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.”

(b)          Servicing Reports. Borrower shall cause Servicer to deliver to Agent all reports provided to Borrower pursuant to the terms of the Servicing Agreement.

9.1.2           Inspections; Appraisals

(a)          Borrower and Servicer shall permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to (i) visit and inspect Borrower’s or, to the extent relating to the Transaction Documents and the Collateral, Servicer’s Properties, (ii) inspect, audit and make extracts from Borrower’s or, to the extent relating to the Transaction Documents and the Collateral, Servicer’s books and records, and (iii) discuss with its officers, employees, agents, advisors and independent accountants of Borrower’s or, to the extent relating to the Transaction Documents and the Collateral, Servicer’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Borrower or Servicer to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower or Servicer. Borrower and Servicer acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrower and Servicer shall not be entitled to rely upon them.

(b)          Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of Servicer or Borrower’s books and records or any other financial or Collateral matters as Agent deems appropriate for each day that an employee or agent of Agent shall be engaged in an examination or review of any of Servicer’s or Borrower’s properties), plus reasonable expenses, (ii) valuations of Portfolio Investments; (iii) the establishment of electronic collateral reporting systems performed by employees or agents of Agent; and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third parties to perform financial audits of Borrower, establish electronic collateral reporting of Servicer or Borrower, appraise the Collateral or to assess Borrower’s business valuation; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only two (2) such visits per fiscal year by the Agent or its designees. Borrower agrees to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups ($1,000 per person per day as of the Closing Date), as well as the charges of any third party used for such purpose.

9.1.3           Financial and Other Information. Borrower and Parent shall keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions, and shall furnish to Agent and Lenders:

(a)          as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, together with all supporting schedules and footnotes, which consolidated statements shall be audited and certified (without qualification) by Ernst & Young or any other firm of independent certified public accountants of recognized national standing selected by Parent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)          as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a manager of Borrower;

(c)          as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (but within 75 days after the last Fiscal Quarter in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrower and Borrower’s Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a manager of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(d)          concurrently with delivery of financial statements under clause (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by a manager of Borrower;

(e)          concurrently with delivery of financial statements under clause (a) above, copies of all management letters submitted to Parent and Borrower by their accountants in connection with such financial statements, and promptly upon receipt thereof, any final comment letter submitted by such accountants to management in connection with an annual audit;

(f)          not later than 30 days prior to the end of each Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(g)          at any time upon Agent’s request, all internal and external valuation reports and reviews relating to the Eligible Portfolio Investments (including all valuation reports delivered by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments), and any other information relating to the Eligible Portfolio Investments as requested by the Agent or any Lender;

(h)          as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, a copy of Borrower’s loan data tape in a format reasonably acceptable to Agent, which shall include but not be limited to the following information: (i) for each Portfolio Investment, the name and number of the related Portfolio Company, the collection status, the loan status, an indication of whether or not such Portfolio Investment is an Eligible Portfolio Investment, the date of each scheduled payment and the outstanding balance, (y) the Borrowing Base for each Eligible Portfolio Investment, and such other information as may be reasonably required for the Backup Servicer to perform its duties under the Servicing Agreement;

(i)          promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower or Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower or Parent files with the SEC or any other governmental authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower or Parent to the public concerning material changes to or developments in the business of Borrower or Parent;

(j)          promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or any employee benefit plan or similar employee benefit arrangement maintained or contributed to by Parent or Borrower that is not subject to the laws of the United States or is mandated by a government other than the United States for employees of Parent or Borrower; and

(k)          such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Borrower’s or Servicer’s financial condition or business.

Notwithstanding the foregoing, the requirement to deliver financial statements and other information set forth in clauses (a), (b) and (i) of this Section 9.1.3 may be satisfied with respect to Parent by furnishing (A) the applicable financial statements of Parent, (B) the Parent’s Form 10-K or 10-Q, or (C) such other instruments, documents or agreements filed with the SEC, as applicable, filed with the SEC, or by delivering notice to Agent (which notice may be sent via automated email through Parent’s website) that such financial statements have been filed with the SEC, in each case, within the time periods specified in such paragraphs.

9.1.4           Notices. Borrower shall notify Agent and Lenders in writing, promptly after an Borrower’s obtaining knowledge thereof, of any of the following that affects Borrower: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default (together with what action, if any, Borrower is taking to correct the same); (e) any litigation involving an amount at issue in excess of $50,000 or changes in existing litigation or any judgment against it or its assets with an amount at issue or assets involved exceeding $50,000; (f) the assertion of any Intellectual Property claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law by Borrower or with respect to the Collateral; (i) the occurrence of any event or occurrence which could possibly, as a result of the passage of time or otherwise, result in any of the events described in Section 10.1(k); (j) the discharge of or any withdrawal or resignation by Parent’s or Borrower’s independent accountants; (k) any proposed opening of a new office or place of business, at least 30 days prior to such opening; (l) any failure of Borrower to pay rent at any of its business locations; (m) the filing of any Lien against Borrower (other than the Lien of Agent), notice from any taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, the occurrence of any Reportable Event or the occurrence of any Termination Event; (n) any damage or loss to property in excess of $50,000; (o) any rejection, return, offset, dispute, loss or other circumstance in an amount equal to or greater than $50,000 or otherwise having a Material Adverse Effect on any Collateral; and (p) any acceleration of the maturity of any Debt or the occurrence or existence of any event or circumstance which gives the holder of such Debt the right to accelerate.

9.1.5           Reserved.

9.1.6           Compliance with Laws; Taxes. Borrower and Servicer shall comply with all Applicable Laws, including laws regarding collection and payment of Taxes, and pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach (unless such Taxes are being Properly Contested) and maintain all approvals from all governmental authorities necessary to the ownership of its Properties or conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and, without limiting the generality of the foregoing, act promptly and diligently to make appropriate remedial actions with respect to any Environmental Laws, whether or not directed to do so by any governmental authority. If an Account includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

9.1.7           Insurance. Parent shall maintain a fidelity bond with respect to Parent and all Subsidiaries of Parent covering certain (a) loss resulting from dishonest or fraudulent acts committed by an employee, (b) loss of property on premises or in transit, (c) loss resulting from forgery or alteration of instruments and other documents, (e) loss related to securities and (f) loss resulting from counterfeit currency, each as more specifically described in the fidelity bond filing previously provided to Agent. Parent shall also maintain insurance on the Collateral, with Borrower as a named insured, with financially sound and reputable insurance companies, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. Upon request, the Borrower shall promptly furnish the Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Agent shall request.

9.1.8           Licenses and Other Rights. Borrower and Servicer shall keep each license affecting any Collateral or any other material Property of Borrower and Servicer each in full force and effect; promptly notify Agent of any proposed modification to any such license, or entry into any new license, in each case at least 30 days prior to its effective date; pay all Royalties when due; notify Agent of any default or breach asserted by any Person to have occurred under any license; preserve and maintain its legal existence, authorities to transact business, rights and franchises, trade names, patents, trademarks, and permit necessary to the proper conduct of its business; and, except as could not reasonably be expected to have a Material Adverse Effect, remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity.

9.1.9           Other Affirmative Covenants. (a) If any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or tangible Chattel Paper, Borrower shall forthwith endorse, assign and deliver the same to Custodian, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may reasonably request from time to time; and (b) Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

9.1.10         Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment by (y) the applicable Advance Rate; provided that:

(a)    the Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Borrowing Base is composed entirely of Eligible Portfolio Investments issued by fewer than 8 different issuers;

(b)    not more than $5,000,000 of the Borrowing Base may consist of Portfolio Investments of the same Portfolio Company;

(c)    not more than 15% of the Borrowing Base may consist of Portfolio Investments having a maturity date of greater than eight (8) years from the origination or closing date of such Portfolio Investment;

(d)    Eligible Portfolio Investments that are not Cash, Cash Equivalents, Performing First Lien Bank Loans or Performing Last Out Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 35% of the Borrowing Base;

(e)    Eligible Portfolio Investments that are Revolving Loans and Delayed Draw Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 15% of the Borrowing Base;

(f)    Eligible Portfolio Investments that are Single Covenant Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 40% of the Borrowing Base;

(g)   Eligible Portfolio Investments that are Covenant Lite Loans (including, but not limited to, Covenant Lite Loans subject to clause (h) below) shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 40% of the Borrowing Base;

(h)   Eligible Portfolio Investments that (i) are Covenant Lite Loans and (ii) for which the applicable Portfolio Company had EBITDA of less than $50,000,000 for the 12 month period most recently ended shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 10% of the Borrowing Base;

(i)    Eligible Portfolio Investments that are Unitranche Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 15% of the Borrowing Base; and

(j)    Eligible Portfolio Investments which are in the same Industry Classification Group shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 25% of the Borrowing Base.

For all purposes of this Section 9.1.10, all issuers of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single issuer (unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor). For the avoidance of doubt, no Portfolio Investment shall be an Eligible Portfolio Investment unless, among the other requirements set forth in this Agreement, (i) such Investment is subject only to Permitted Liens and (ii) such Investment is Transferable.

9.1.11         Portfolio Value and Diversification.

(a)	Industry Classification Groups. For purposes of this Agreement, Borrower shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by Borrower. To the extent that Borrower reasonably determines that any Eligible Portfolio Investment is not adequately correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by Borrower to an Industry Classification Group that is more closely correlated to such Eligible Portfolio Investment.

(b)	Portfolio Valuation Etc.

(i)          Settlement Date Basis. For purposes of this Agreement, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

(ii)         Determination of Values. Borrower will conduct reviews of the value to be assigned to each of its Eligible Portfolio Investments as follows:

(A)         Quoted Investments External Review. With respect to Quoted Investments, Borrower shall, on the date of any Notice of Borrowing and otherwise not less frequently than once each calendar month, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by Borrower (each such value, an “External Quoted Value”):

(w)          in the case of public and 144A securities, the average of the recent bid prices as determined by two Approved Dealers selected by Borrower,

(x)          in the case of Bank Loans, the average of the recent bid prices as determined by two Approved Dealers selected by Borrower or an Approved Pricing Service which makes reference to at least two Approved Dealers with respect to such Bank Loans,

(y)          in the case of any Quoted Investment traded on an exchange, the closing price for such Eligible Portfolio Investment most recently posted on such exchange, and

(z)          in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service.

(B)         Unquoted Investments. The value of each Unquoted Investment (the “Unquoted Reported Value”) shall be the “fair value” of such Unquoted Investment as reported in the most recent 10-Q or 10-K filed by Parent with the SEC (which valuations are (i) produced by Parent consistent with its Investment and Valuation Policies and (ii) are reviewed by Parent’s external auditors); provided that, (i) for each Unquoted Investment acquired by Borrower prior to the “fair value” thereof having been reported in the most recent 10-Q or 10-K filed by Parent with the SEC, the value thereof shall be the par value of such Unquoted Investment multiplied by the purchase price (expressed as a percentage of par) paid by Parent to acquire such Unquoted Investment, until such time as the “fair value” thereof is reported as described above in this clause (B), (ii) if Agent so requests as a result of its reasonable determination that intervening events may have resulted in a change in the most recently determined (pursuant to this definition) “fair value” of such Unquoted Investment, Borrower shall cause Parent to recalculate (as of the date of determination of the value of such Unquoted Investment) its “fair value” calculation of such Unquoted Investment using the same methodology as described above in this clause (B), and (iii) at the request of Agent, the Borrower shall cause Parent to deliver to Agent Parent’s internal valuation memorandum pursuant to which the “fair value” of any Unquoted Investment is established, and Agent shall maintain the confidentiality of any such internal valuation memorandum.

(C)         Value of Quoted Investments. Subject to Section 9.1.11(b)(ii)(F), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lower of (1) the External Quoted Value of such Quoted Investment as most recently determined pursuant to Section 9.1.11(b)(ii)(A) and (2) if such Quoted Investment is a debt investment, the par or face value of such Quoted Investment.

(D)         Value of Unquoted Investments. Subject to Section 9.1.11(b)(ii)(F), the “Value” of each Unquoted Investment for all purposes of this Agreement shall be the lower of (1) the Unquoted Reported Value of such Unquoted Investment as most recently determined pursuant to Section 9.1.11(b)(ii)(B) and (2) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.

(E)         Actions Upon an Overadvance. If Borrower determines that an Overadvance exists or that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Certificate last delivered by Borrower to the Agent, then Borrower shall, promptly and in any event within two Business Days as provided in Section 9.1.3(a), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (if any), all as more specifically set forth in Section 2.1.5.

(F)         Failure to Determine Values. If Borrower shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to the requirements of the foregoing subclauses (A), (B), (C) or (D), then the “Value” of such Eligible Portfolio Investment as at such date shall be deemed to be zero; provided that any such failure shall not constitute a Default or Event of Default hereunder solely due to such failure to determine value so as long as all Eligible Portfolio Investments with respect to which such failure has occurred are assigned a “Value” of zero in the Borrowing Base and all Borrowing Base Certificates for so long as such failure continues.

(iii)  Generally Applicable Valuation Provisions.

(A)         The value of any Portfolio Investments determined in accordance with any provision of this Section 9.1.11 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 9.1.11.

(B)         The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by Borrower for any other purpose, including the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

9.1.12         Special Purpose Entity. Borrower shall be in compliance with the special purpose entity requirements set forth in Section 8.1.26.

9.1.13         Investment and Valuation Policies. Borrower will (a) comply in all material respects with the Investment and Valuation Policies in regard to each Portfolio Investment, and in regard to compliance with Transaction Documents, including determinations with respect to the enforcement of its rights thereunder, and (b) furnish to the Agent, at least 20 days prior to its proposed effective date, prompt notice of any material changes in the Investment and Valuation Policies. Borrower shall not make any changes to its Investment and Valuation Policies except with the approval of its Valuation Committee, Audit Committee and Board of Directors.

9.1.14         Post-Closing Covenants. Borrower shall either (i) within forty-five (45) days after the Closing Date (or such later date as Borrower and Agent may agree) cause the Servicing Agreement to be amended or amended and restated in form and substance satisfactory to Agent to add the Backup Servicer as a party, or (ii) within sixty (60) days after the Closing Date, enter into an agreement in form and substance satisfactory to Agent with another backup servicer acceptable to Agent.

9.2           Negative Covenants. As long as any Commitments or Obligations are outstanding:

9.2.1           Permitted Debt. Borrower shall not create, incur, guarantee or suffer to exist any Debt, except the Obligations.

9.2.2           Permitted Liens. Borrower shall not create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)          Liens in favor of Agent;

(b)          Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested; and

(c)          statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or Subsidiary.

9.2.3           Distributions. Declare or make any Distributions provided that Borrower may make Distributions to Parent so long as prior to and after giving pro forma effect to such Distribution (a) Availability is greater than or equal to $500,000, and (b) no Event of Default has occurred and is continuing, or would result from such Distribution.

9.2.4           Restricted Investments. Borrower shall not create make any investment, other than (a) Portfolio Investments in the Ordinary Course of Business; and (b) to the extent subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent, and no other Liens, Cash and Cash Equivalents.

9.2.5           Disposition of Assets. (a)          Borrower shall not make any disposition of assets (including a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) or a disposition of property in connection with a sale-leaseback transaction or synthetic lease and including any sale or disposition of Equity Interests by any Subsidiary), except as expressly permitted by this Section 9.2.5 or any other provision of this Agreement.

(b)          Borrower may sell, transfer or otherwise dispose of Portfolio Investments that are not Eligible Portfolio Investments so long as (i) prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments) no Event of Default exists and the Borrower delivers to the Agent a certificate of a Senior Officer to such effect, (ii) such sale, transfer or disposition is for fair market value (as reasonably determined by Servicer), and (iii) the proceeds of such sale, transfer or disposition, if Cash, are deposited in the Dominion Account.

(c)          Borrower may sell, transfer or otherwise dispose of Portfolio Investments that are Eligible Portfolio Investments so long as (i) prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments) no Default or Event of Default exists (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale, transfer or disposition and the application of the proceeds thereof) and the Borrower delivers to the Agent a certificate of a Senior Officer to such effect, (ii) such sale, transfer or disposition is for either the greater of (A) fair market value, or (B) the amount allocable to such Portfolio Investment in the Borrowing Base, (iii) such sale, transfer or disposition is made for Cash, all of which is deposited in the Dominion Account, and (iv) upon giving effect to such sale, transfer or disposition and the application of the proceeds thereof, no Overadvance exists.

(d)          Notwithstanding anything above that would otherwise prohibit the sale of a Portfolio Investment after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into a binding agreement to sell any such Portfolio Investment prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default; provided that the settlement for such sale occurs within the customary settlement period for similar trades.

(e)          Agent’s Lien on any Collateral that is sold or transferred pursuant to a disposition permitted under this Section 9.2.5 shall be automatically released except as to Agent’s Lien on the proceeds of such Collateral, which shall continue to attach to such proceeds.

(f)          Any sale of a Portfolio Investment by Borrower to any of its Affiliates (other than a sale to Parent in connection with Parent’s repurchase obligation for Warranty Portfolio Investments (as defined in the Sale Agreement)) shall require the prior written consent of Agent.

9.2.6           Fundamental Changes. Borrower shall not merge, combine, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number or federal employer identification number (or equivalent); or change its form or state of organization.

9.2.7           Restrictive Agreements. Borrower shall not become a party to any Restrictive Agreement.

9.2.8           Conduct of Business. Borrower shall not engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto, and in each case only such businesses and other activities which are insured by the policies of insurance required by this Agreement; make any loans or other advances of money to any Person; form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except to its parent; acquire any business, line of business, division, license rights or brand of another Person, or all or substantially all of another Person’s assets; amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, unless consented to in writing by Agent; file or consent to the filing of any consolidated income tax return with any Person other than Parent; make any change in accounting methods or treatment or reporting practices; change its Fiscal Year; enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes; or become a party to a Multiemployer Plan or any employee benefit plan or arrangement maintained or contributed to by Parent.

9.2.9           Affiliate Transactions. Borrower shall not enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Transaction Documents; (b) payment of reasonable compensation to officers, managers and employees for services actually rendered; (c) payment of customary directors’ and managers’ fees and indemnities; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.10         Other Collateral Negative Covenants. Borrower shall not (a) keep, store or otherwise maintain any Collateral at any location other than with the Custodian; (b) change its chief executive office or principal place of business, or other office where books and records are kept; or (c) amend, restate, supplement, or otherwise modify any Material Contract without Agent’s prior written consent.

9.3           Financial Covenants. As long as any Commitments or Obligations are outstanding:

9.3.1           Asset Coverage Ratio. Borrower shall maintain at all times an Asset Coverage Ratio of not less than 2.25 to 1.00.

9.3.2           Interest Coverage Ratio. Borrower shall maintain, as of the last date of each Fiscal Quarter, commencing with the fiscal quarter ending June 30, 2018, an Interest Coverage Ratio of not less than 2.15 to 1.00.

SECTION 10.         EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1         Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)          Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)          Any representation, warranty or other written statement of Borrower or Parent made in connection with any Transaction Documents or transactions contemplated thereby is incorrect or misleading in any material respect (or, if any such representation, warranty or other written statement is qualified by “materiality”, “Material Adverse Effect” or similar language, in any respect) when given or deemed given;

(c)          Borrower or Servicer breaches or fail to perform any covenant contained in Section 5.5, 7.2, 7.4, 9.1.1, 9.1.2, 9.1.3, 9.1.4, 9.1.6, 9.1.7, 9.1.10, 9.1.11, 9.1.12, 9.1.14, 9.2 or 9.3;

(d)          Borrower or Parent breaches or fails to perform any other covenant contained in any Transaction Documents, and such breach or failure is not cured within 30 days after a Senior Officer of Parent or Borrower has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e)          A Guarantor repudiates, revokes or attempts to revoke its Guaranty; Parent or Borrower denies or contests the validity or enforceability of any Transaction Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Transaction Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)          Any breach or default of an Borrower occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (including, without limitation, pursuant to a required mandatory prepayment or “put” of such Debt to any person);

(g)          (i) Any judgment or order for the payment of money is entered against Borrower or its assets in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against Borrower, $500,000 or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(h)          (i) a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $500,000 or if a material portion of the Collateral is effected, or (ii) there shall occur any levy upon, or attachment, garnishment, or other seizure of, any portion of the Collateral or other assets of Borrower in excess of $500,000;

(i)          Borrower is enjoined, restrained or in any way prevented by any governmental authority from conducting any material part of its business; Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of Borrower’s business for a material period of time; Borrower shall take any action, or shall make a determination, whether or not formally approved by Borrower’s managers, to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets, or employ an agent or other third party to conduct sales of any material portion of its business; any material Collateral or Property of Borrower is taken or impaired through condemnation; there occurs any uninsured loss to any material Collateral or Property of Borrower; Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or Borrower is not Solvent;

(j)          An Insolvency Proceeding is commenced by Borrower; Borrower makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee, receiver or similar official is appointed to take possession of any substantial Property of or to operate any of the business of Borrower; or an Insolvency Proceeding is commenced against Borrower and Borrower consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)          A reportable event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s complete or partial withdrawal from such Multiemployer Plan, or any similar event as any of the foregoing occurs in respect of any employee benefit plan or arrangement maintained or contributed to by Borrower that is not subject to the laws of the United States or is mandated by a government other than the United States for employees of Borrower.

(l)          Borrower, Servicer or any of their Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Person’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)          A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect;

(n)          Borrower shall become required to register as an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the Investment Company Act;

(o)          A Servicer Termination Event occurs;

(p)          Any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower; or

(q)          Borrower fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the termination of such Material Contract or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(r)          Parent fails to maintain, as of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2018, a Tangible Net Worth greater than or equal to $100,000,000.

10.2         Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)          declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable and the Maturity Date to have occurred, whereupon the Obligations shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b)          terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)          solely with respect to the Event of Default described in Section 10.1(o), terminate the Servicing Agreement with Servicer;

(d)          require Borrower to Cash Collateralize Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Borrower fails promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(e)          exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) exercise all rights and obligations of Servicer under the Transaction Documents; (iii) require Borrower and Servicer to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iv) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower or Servicer, Borrower and Servicer agree not to charge for such storage); (v) demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to Borrower or Servicer, prior to receipt by any such obligor of such instruction, Borrower and/or Servicer shall segregate all amounts received pursuant thereto in trust for the benefit of Agent and shall promptly pay such amounts to Agent; (vi) direct Servicer to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation; (vii) withdraw all moneys, instruments, securities and other property with Custodian or any other bank, financial securities, deposit or other account of Borrower constituting Collateral for application to the Obligations as provided herein; (viii) exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; (ix) exercise all the rights and remedies of a secured party under the UCC; and (x) direct the sale or disposition and otherwise dispose of any Collateral in its then condition at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Borrower agrees that (a) 10 days’ notice (unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event, such advance notice as may be practicable under the circumstances)) of any proposed sale or other disposition of Collateral by Agent shall be reasonable and (b) Quoted Investments constitute Collateral of a type customarily sold on a recognized market. Agent shall have the right to conduct such sales on Borrower’s or Servicer’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to direct the sale or other disposition of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of Borrower, and Borrower hereby waives, to the fullest extent permitted by Applicable Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the fullest extent permitted by Applicable Law, Borrower hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

10.3         License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrower or Servicer, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

10.4         Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of Borrower against any Obligations, regardless of the adequacy of any other Collateral and regardless of whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

10.5         Remedies Cumulative; No Waiver.

10.5.1           Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrower and Servicer under the Transaction Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2           Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrower and Servicer with any terms of the Transaction Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent, or Agent’s or any Lender’s permitting to remain outstanding any Loan during a Default or Event of Default; or (c) acceptance by Agent or any Lender of any payment or performance by Borrower under any Transaction Documents in a manner other than that specified therein. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 11.         AGENT

This Section 11 and the provisions contained in Exhibit D attached hereto (which are hereby incorporated by reference) are an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. Neither Exhibit D, nor this Section 11, confer any rights or benefits upon Borrower or any other Person. As between Borrower, Servicer and Agent, any action that Agent may take under any Transaction Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 12.         BENEFIT OF AGREEMENT; ASSIGNMENTS

12.1         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Servicer, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) neither Servicer nor Borrower shall have the right to assign its rights or delegate its obligations under any Transaction Documents; and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2         Participations

12.2.1           Permitted Participants; Effect. Any Lender may, subject to Section 12.3.3 and with the prior written consent of Agent, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Transaction Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Transaction Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Transaction Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Transaction Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 unless Borrower agrees otherwise in writing.

12.2.2           Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Transaction Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date, Maturity Date, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantial portion of the Collateral.

12.2.3           Benefit of Set-Off. Borrower agrees that each Participant, if consented to in writing by Agent, shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section V of Exhibit D as if such Participant were a Lender.

12.3         Assignments.

12.3.1           Permitted Assignments. A Lender may assign to an Eligible Assignee any of its Loans, rights and obligations under the Transaction Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Transaction Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion); (b) Agent shall have consented to such assignment (except to the extent such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender) and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Transaction Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

12.3.2           Effect; Effective Date. Upon delivery to Agent of an assignment notice in form and substance satisfactory to Agent and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 12.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Transaction Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new promissory notes, as applicable, in favor of such assignee Lender. The transferee Lender shall comply with Section 5.11 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

12.3.3           Certain Assignees. No assignment or participation may be made to Borrower, Affiliate of Borrower, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

12.3.4           Certain Pledges. Any Lender may, at any time and without consent of Borrower or Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any notes issued for its benefit) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any funding source of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.4         Replacement of Certain Lenders. If a Lender (a) requests compensation under Section 3.7.1 or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 5.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.8, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (c) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Transaction Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice; provided, that in the case of any such assignment resulting from a claim for compensation under Section 3.7.1 or payments required to be made pursuant to Section 5.10, such assignment will result in a reduction in such compensation or payments thereafter. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash from such Eligible Assignee, concurrently with such assignment, all amounts owed to it under the Transaction Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 13.         MISCELLANEOUS

13.1         Consents, Amendments and Waivers.

13.1.1           Amendment. No modification of any Transaction Document, including any extension or amendment of a Transaction Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and Borrower party to such Transaction Document; provided, however, that (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Transaction Document that relates to any rights, duties or discretion of Agent; (b) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Commitment Termination Date or the Maturity Date applicable to such Lender’s Obligations; or (iv) amend this clause (b); (c) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.7, 7.1 (except to add Collateral) or 13.1.1; (ii) amend the definition of Required Lenders; (iii) release all or substantially all of the Collateral, except as currently contemplated by the Transaction Documents; or (iv) release Borrower from liability for any Obligations; (e) without the prior written consent of all Lenders (i) increase any advance rate with respect to the Borrowing Base or (ii) amend the definition of Borrowing Base (or any defined term used in such definition), in each case, if the effect if as a result thereof the amounts available to be borrowed by Borrower would be immediately increased; and (f) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.7.

13.1.2           Limitations. The agreement of Borrower or Servicer shall not be necessary to the effectiveness of any modification of a Transaction Document that deals solely with the rights and duties of Lenders, and/or Agent as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Transaction Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

13.1.3           Payment for Consents. Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Transaction Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

13.2         Indemnity. BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS, LIABILITIES, COSTS, EXPENSES AND OTHER AMOUNTS OF ANY KIND THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATED TO THE TRANSACTION DOCUMENTS, THE COLLATERAL, ANY BREACH OF APPLICABLE LAW, OR OTHERWISE, INCLUDING CLAIMS ASSERTED BY BORROWER OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided, however, in no event shall Borrower have any obligation to indemnify or hold harmless an Indemnitee with respect to (a) any claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Transaction Documents or Collateral that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of any Indemnitee, or (b) any claims, liabilities, costs, expenses and other amounts of any kind arising from disputes brought by an Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against Agent or arranger, acting in its capacity as the Agent or arranger) that does not arise out of any act or omission of Borrower, Servicer or any of their respective subsidiaries.

13.3         Notices and Communications.

13.3.1           Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 13.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given by electronic means, only at the time and to the extent provided in Section 13.3.2. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Transaction Documents. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

13.3.2           Electronic Communications. (i) Borrower authorizes Agent and Lenders to extend Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on instructions sent by electronic mail. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing, if applicable, but if the foregoing differs in any material respect from the action taken by Agent, the records of Agent shall govern.

(ii)         Electronic mail and internet websites may be used for delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.3 (other than notices), administrative matters and distribution of Transaction Documents for execution, pursuant to procedures approved by Agent or as otherwise determined by Agent. Anything herein to the contrary notwithstanding, except as expressly provided Section 13.2.2(i), notices delivered by electronic mail may not be used as effective notice under the Transaction Documents.

(iii)        Unless Agent otherwise requires, communications sent to an electronic mail address of Agent shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); provided that if such communication is not sent during the normal business hours of the recipient, such communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iv)        Agent shall not have any liability for any loss suffered by Borrower as a result of Agent’s acting upon its understanding of electronic mail requests or instructions from a Person believed in good faith by Agent to be a Person authorized to give such requests or instructions on Borrower’s behalf. Borrower shall indemnify, defend and hold harmless each Indemnitee from any claims arising from any electronic communication purportedly given by or on behalf of Borrower.

(v)         Agent may, in its discretion and upon notice to Borrower (A) cease or suspend any actual or implied obligation it may have to act based on such electronic communications and (B) thereafter, disregard any such electronic communications.

13.3.3           Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower.

13.4         Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower under any Transaction Documents or otherwise lawfully requested by Agent to (a) enforce any Transaction Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Transaction Documents.

13.5         Credit Inquiries. Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower.

13.6         Severability. Wherever possible, each provision of the Transaction Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Transaction Documents shall remain in full force and effect.

13.7         Cumulative Effect; Conflict of Terms. The provisions of the Transaction Documents are cumulative. The parties acknowledge that the Transaction Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Transaction Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Transaction Document, the provision herein shall govern and control.

13.8         Counterparts. Any Transaction Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Transaction Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

13.9         Entire Agreement. Time is of the essence of the Transaction Documents. The Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

13.10         Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Transaction Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of Borrower.

13.11         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Transaction Document, Borrower and Servicer acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower, Servicer and such Person; (ii) Borrower and Servicer have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrower and Servicer are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Transaction Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or Servicer, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Transaction Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and Servicer and their Affiliates, and have no obligation to disclose any of such interests to Borrower and Servicer or their Affiliates. To the fullest extent permitted by Applicable Law, Borrower and Servicer hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Transaction Document.

13.12         Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and funding or financing sources, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that such Agent or Lender shall, to the extent permitted by law, endeavor to promptly notify the Borrower in advance of such pending disclosure); (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Transaction Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s and Parent’s businesses, and may use Borrower’s and Parent’s logos, trademarks or product photographs in advertising materials, including, without limitation, “tombstones”, league tables and press releases. As used herein, “Information” means all information received from Borrower or Parent relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information concerning Parent or Borrower; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. Borrower and Parent consent to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or Parent’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

13.13         GOVERNING LAW. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.14         Consent to Forum. BORROWER AND SERVICER EACH HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER ATLANTA, GEORGIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER AND SERVICER EACH IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against Borrower or Servicer in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

13.15         Waivers by BORROWER AND SERVICER. To the fullest extent permitted by Applicable Law, Borrower and SERVICER EACH hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing), (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Transaction Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action or exercise of rights or remedies, of any kind, the Obligations, Transaction Documents or transactions relating thereto; (g) notice of acceptance hereof; and (h) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement (and BORROWER and SERVICER EACH agree that Agent may contact directly and such accounting firm and/or service bureau in order to obtain any such information). BORROWER AND SERVICER Each acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. BORROWER AND SERVICER Each has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.16         Power of Attorney. Borrower and Servicer hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Borrower or Servicer’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or Borrower’s name, but at the cost and expense of Borrower: (a) endorse an Borrower’s ’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and (b) during an Event of Default, (i) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (ii) prepare, file and sign Borrower’s name to a proof of claim or other document in a bankruptcy of a Portfolio Company, or to any notice, assignment or satisfaction of Lien or similar document; (iii) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (iv) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Collateral; (v) use Borrower’s stationery and sign its name to verifications of Bank Loans; (vi) use information contained in any data processing, electronic or information systems relating to Collateral; (vii) make and adjust claims under insurance policies; (viii) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which Borrower is a beneficiary; and (ix) take all other actions as Agent deems appropriate to fulfill Borrower’s obligations under the Transaction Documents.

13.17         PATRIOT Act Notice. Agent and Lenders hereby notify Borrower and Servicer that pursuant to the requirements of the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower and Servicer, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s and Servicer’s management and owners, such as legal name, address, social security number and date of birth.

SECTION 14.         Custodian and Backup Servicer

14.1         Designation of Custodian. The role of Custodian with respect to the Underlying Instruments relating to the Portfolio Investments shall be conducted by the Person designated as Custodian hereunder until the resignation or removal of Custodian pursuant to the terms of the Custodian Agreement.

14.2         Duties of Custodian. The duties of the Custodian shall be set forth in the Custodian Agreement.

14.3         Custodian Removal. The Custodian may be removed pursuant to the terms of the Custodian Agreement; provided, however, the Custodian shall continue to act in such capacity until a successor Custodian has been appointed and has received all Underlying Instruments held by the previous Custodian.

14.4         Access to Certain Documentation and Information Regarding the Collateral; Audits. The Servicer, Borrower and the Custodian shall provide to the Agent access to the Underlying Instruments and all other documentation regarding the Collateral including in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge and upon reasonable prior written notice from the Agent. From time to time at the discretion of the Agent, the Agent may review the Servicer’s collection and administration of the Collateral and may conduct an audit of the Collateral and Underlying Instruments in conjunction with such a review.

14.5         Designation of Backup Servicer. The role of Backup Servicer with respect to the Underlying Instruments shall be conducted by the Person designated as Backup Servicer hereunder from until the Agent shall give such Backup Servicer a Backup Servicer Termination Notice.

14.6         Duties of Backup Servicer. The duties of the Backup Servicer shall be set forth in the Servicing Agreement.

14.7         Backup Servicer Removal. The Backup Servicer may be removed, with or without cause, by the Agent (or Borrower with the Agent’s consent in its sole discretion) by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”); provided that notwithstanding its receipt of a Backup Servicer Termination Notice, the Backup Servicer shall continue to act in such capacity until a successor Backup Servicer has been appointed and has agreed to act as Backup Servicer hereunder.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed under seal and delivered as of the date set forth above.

ATTEST:	BORROWER:

KCAP FUNDING I, LLC
Secretary
[SEAL]
By:
	Name:	Dayl Pearson
	Title:	Manager
Address:
295 Madison Avenue, 6th Floor
New York, NY 10017
Attn: Daniel Gilligan
Facsimile: (212) 983-7654
Email: gilligan@kcapinc.com

ATTEST:	SERVICER:

KCAP FINANCIAL, INC.
Secretary
[SEAL]
By:
	Name:	Daniel Gilligan
	Title:	Vice President
Address:
295 Madison Avenue, 6th Floor
New York, NY 10017
Attn: Daniel Gilligan
Facsimile: (212) 983-7654
Email: gilligan@kcapinc.com

Signature Page – Loan and Security Agreement

AGENT AND LENDERS:

STATE BANK AND TRUST COMPANY,
as Agent and a Lender

By:
Name:	Megan Enlow
Title:	Director
Address:
State Bank and Trust Company
3399 Peachtree Road, N.E., Suite 1900
Atlanta, GA 30326
Attn: KCAP Loan Administration Officer
Telecopy: (404) 365-7112

with courtesy copies to (which shall not be deemed notice):

Troutman Sanders LLP
600 Peachtree Street, NE Suite 5200
Atlanta, Georgia 30308
Attention: Hazen Dempster, Esq.
Facsimile: (404) 885-3900

Signature Page – Loan and Security Agreement

CIBC BANK USA,
as a Lender and as Documentation Agent

By:
Name:	Steven Cohen
Title:	Managing Director
Address:
120 S. LaSalle Street
Chicago, Illinois 60603
Attn: Michael Free
Telecopy: (312) 564-6897

Signature Page – Loan and Security Agreement

WOODFOREST NATIONAL BANK,
as a Lender

By:
Name:	Jeffrey A. Mitchell
Title:	Senior Vice President, Corporate Banking
Address:
Woodforest National Bank - Loan Operations
25231 Grogan’s Mill Rd.
Suite 450
The Woodlands, TX 77380
Telecopy: (832) 375-3004
Email: CMBloanservicing@woodforest.com

Signature Page – Loan and Security Agreement

ExhibIT A

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of March 1, 2018, as amended (“Loan Agreement”), among KCAP FUNDING I, LLC (“Borrower”), KCAP FINANCIAL, INC., as servicer, STATE BANK AND TRUST COMPANY, as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:

1.          Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Transaction Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding assignment notice delivered to Agent, provided such assignment notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.          Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________, the outstanding balance of its Revolver Loans is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that (i) Assignor is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Transaction Documents. [Assignor is attaching the note[s] evidencing the Assigned Interests held by it and requests that Agent exchange such note[s] for new notes payable to Assignee [and Assignor].]

A-1

3.          Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Transaction Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Transaction Documents; (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA and (h) agrees that it will keep confidential all information with respect to Borrower furnished to it by Borrower or the Assignor to the extent provided in the Loan Agreement. Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Transaction Documents.

4.          This Agreement shall be governed by the laws of the State of Georgia. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.          Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)          If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

__________________________

__________________________

__________________________

(b)          If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

__________________________

__________________________

__________________________

__________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference: _____________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference: _____________________

A-2

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

CONSENTED TO, ACCEPTED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

AGENT:

STATE BANK AND TRUST COMPANY, as Agent

By
Name:
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER:

KCAP FUNDING I, LLC

By
Name:
Title:

A-3

Exhibit b

to

Loan and Security Agreement

COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

__________________, 20___

State Bank and Trust Company, as Agent

3399 Peachtree Road, N.E.

Suite 1900

Atlanta, Georgia 30326

Attn: KCAP Loan Administration Officer

The undersigned, a manager of KCAP Funding I, LLC, a Delaware limited liability company (“Borrower”), gives this certificate to State Bank and Trust Company, in its capacity as agent for the hereinafter defined Lenders (“Agent”), in accordance with the requirements of Section 9.1.3 of that certain Loan and Security Agreement, dated March 1, 2018, by and among Borrower, Agent and the financial institutions party from time to time thereto as lenders (the “Lenders”) (as at any time amended, the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.          Attached hereto are copies of the [unaudited][audited] balance sheets and statements of income and cash flow of [Parent] [Borrower] for the Fiscal Quarter ending [____________, 20__], accompanied by such material as are required to be delivered pursuant to Section 9.1.3, which have been prepared in accordance with GAAP and fairly present the financial position and results of operations of Borrower for such Fiscal Quarter, subject to normal year-end adjustments and the absence of footnotes.

2.          (a) I hereby certify based upon my review of the balance sheets and statements of income of Borrower for the four Fiscal Quarter period ending [__________, 20__], that the Asset Coverage Ratio for the relevant measurement period is [________], which [is] [is not] in compliance with requirements of Section 9.3.1 to the Loan Agreement.

(b) I hereby certify based upon my review of the balance sheets and statements of income of Borrower for the four Fiscal Quarter Period ending [__________, 20__], that the Interest Coverage Ratio for the relevant measurement period is [________], which [is] [is not] in compliance with requirements of Section 9.3.2 to the Loan Agreement.

(c) I hereby certify based upon my review of the balance sheets and statements of income of Parent for the Fiscal Quarter ending [__________, 20__], that Parent’s Tangible Net Worth is $______________, which [is] [is not] an Event of Default under Section 10.1(r) to the Loan Agreement.

3.          No Default or Event of Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state]; and

B-1

4.          Attached hereto is a schedule showing the calculations that support Borrower’s compliance [non-compliance] with the financial covenants, as shown above.

5.          The financial statements furnished to Agent for the Fiscal Quarter ending [____________, 20__] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of Borrower at the close of, and the results of the Borrower’s operations and cash flows for, the period(s) covered, subject to normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to Agent for the year ending [_____], other than the material accounting changes as disclosed on Appendix III hereto.

6.          Except as set forth in Appendix IV, there has been no change in generally accepted accounting principles used in the preparation of the financial statements delivered to Agent herewith. If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix IV.

Very truly yours,

Name:
Title: Manager

(Attachments)

B-2

Exhibit C

to

Loan and Security Agreement

CONDITIONS PRECEDENT

(a)          Each Lender requesting a note pursuant to Section 2.1.2 shall have received such note(s), duly executed by Borrower. Each other Transaction Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and Borrower shall be in compliance with all terms thereof.

(b)          Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens. Agent shall in its possession any original documents necessary to perfect and preserve its Lien, including stock certificates with corresponding powers executed in blank.

(c)          Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox (including all applicable deposit account control agreements), in form and substance, and with Custodian, satisfactory to Agent.

(d)          Agent shall have received a telephone instruction letter duly executed by Borrower and in form and substance satisfactory to Agent.

(e)          Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 8 are true and correct; and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Transaction Documents.

(f)          Agent shall have received a certificate of a duly authorized officer of Borrower and Servicer, certifying (i) that attached copies of such Person’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, and that such Person is in good standing in the applicable jurisdictions, with good standing certificates attached; (ii) that an attached copy of resolutions authorizing execution and delivery of the Transaction Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) to the title, name and signature of each Person authorized to sign the Transaction Documents; and (iv) that attached copies of Borrower’s Material Contracts are true and complete, and in full force and effect, without amendment except as shown. Agent may conclusively rely on this certificate until it is otherwise notified by Borrower or Servicer in writing.

(g)          Agent shall have received a written opinion of counsel to Borrower and Servicer in form and substance satisfactory to Agent covering, among other matters, (i) the enforceability of the Transaction Documents, (ii) the grant and perfection of security interests in the Collateral, (iii) the true sale or contribution (as applicable) of the Loans from Parent to Borrower, (iv) non-consolidation of Borrower with the Parent, and (v) such other matters as Agent may require in Agent’s sole discretion.

C-1

(h)          Agent shall have received copies of the Organic Documents of Borrower and Servicer, certified by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization. Agent shall have received good standing certificates for Borrower and Servicer, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization and each jurisdiction where such Person’s conduct of business or ownership of Property necessitates qualification.

(i)          Agent shall have received copies of policies or certificates of insurance for the insurance policies (and applicable endorsements) carried by Parent, all in compliance with the Transaction Documents.

(j)          Agent shall have completed its business, financial and legal due diligence of Borrower and Servicer, with results satisfactory to Agent. No material adverse change in the financial condition of Borrower or Servicer or in the quality, quantity or value of any Collateral shall have occurred since December 12, 2017.

(k)          No Default or Event of Default shall exist at the time of, or result from, the making of the initial Loans and the consummation of the other transactions contemplated to occur on the Closing Date. There shall not have occurred any default of any Material Contract of Borrower.

(l)          All conditions precedent in any other Transaction Document shall be satisfied.

(m)          The representations and warranties of Borrower and Servicer in the Transaction Documents shall be true and correct on the date of, and upon giving effect to, the making of the initial Loans and the consummation of the other transactions contemplated to occur on the Closing Date (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(n)           Either (i) the business plan previously provided to Agent shall continue to be, in all material respects, an accurate projection of Borrower’s performance for the first twelve months following the Closing Date or (ii) Agent shall have received an updated business plan which will include an update of the same items contained in the business plan previously provided to Agent and shall be reasonably satisfactory to Agent in both form and substance.

(o)           Agent shall have received all other agreements, documents, certificates and instruments requested by it (including one or more information certificates) and Agent shall have completed all business, financial and legal due diligence with respect to Borrower and Servicer (including, but not limited to, a review of any purchase and sale or contribution agreement and transition services agreement), the results of which shall be satisfactory to Agent.

(p)          No material adverse changes in governmental regulations or policies affecting Borrower, Servicer or any Secured Party shall have occurred prior to the Closing Date.

(q)          Borrower’s tax assumptions, capital, organization, ownership and legal structure must be satisfactory to Agent.

(r)          Agent shall have received customary background checks on Borrower and Servicer and senior management thereof, the results of which shall be satisfactory to Agent.

C-2

(s)          Agent shall have received a duly executed and satisfactory disbursement letter and flow of funds memo for the Closing Date. Borrower shall have paid all fees and expenses (including, without limitation, audit fees, attorneys’ fees of one outside counsel for Agent and Lenders, taken as a whole, UCC search fees, appraisal fees, documentation costs and expenses, and filing fees and expenses, as well as all fees owing to Agent and Lenders pursuant to the Fee Letter to the extent due on the Closing Date) to be paid to Agent and Lenders on the Closing Date.

(t)          Agent shall have received a Borrowing Base Certificate dated as of the Closing Date and prepared as of the Closing Date or a recent date prior thereto that is acceptable to Agent. Upon giving effect to the initial funding of the Loans, and the payment by Borrower of all fees and expenses incurred in connection herewith, the repayment of any Debt contemplated to occur on the Closing Date, Availability shall be at least $20,000,000.

(u)          Agent shall have received evidence that Parent has sold or contributed Eligible Portfolio Investments (including Cash for the purpose of calculating Value thereof for this clause (u) and evidence satisfactory to Agent that such Cash has been deposited with Custodian) with a Value of not less than $60,000,000 to Borrower, which Eligible Portfolio Investments shall be free and clear of all Liens, and the terms of such Eligible Portfolio Investments contribution or sale shall be acceptable to Agent.

(v)         Agent shall have received, in each case in form and substance satisfactory to Agent, all necessary authorizations and consents for the closing of the transactions contemplated by this Agreement.

(w)           Agent and Lenders shall have received their final credit approvals.

(x)          Agent shall have received Commitments from at least one other Lender in an amount not less than $20,000,000 in the aggregate.

(y)          The Agent's receipt, at least one Business Day prior to the Closing Date, of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested by the Agent in writing at least two Business Days prior to the Closing Date.

C-3

Exhibit D

to

Loan and Security Agreement

AGENCY PROVISIONS

1.          Appointment, Authority and Duties of Agent

a.           Appointment and Authority. Each Secured Party appoints and designates AloStar as Agent under all Transaction Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Transaction Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Transaction Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Transaction Documents; (b) negotiate the terms of, execute and deliver as Agent each Transaction Document, including any intercreditor or subordination agreement, and any amendments thereto, and accept delivery of each Transaction Document from Borrower or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Transaction Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any enforcement action or exercise of rights or remedies, of any kind, in connection with the Obligations, the Collateral or the Transaction Documents, pursuant to the Transaction Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Transaction Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Portfolio Investments constitute Eligible Portfolio Investments, whether to impose or release any reserve, or whether any conditions to funding have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment. Agent may perform its duties through agents and employees. Agent may consult with and employ attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by any of Agent’s attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, or other professionals or experts. Agent shall not be responsible for the negligence or misconduct of any agents, employees or other Persons selected by it with reasonable care.

b.           Duties and Lender Instructions. Agent shall not have any duties except those expressly set forth in the Transaction Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement. The rights and remedies conferred upon Agent under the Transaction Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Transaction Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Transaction Documents or Collateral at any time that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 13.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Transaction Documents or could subject any Agent Indemnitee to personal liability.

D-1

II.          Agreements Regarding Collateral and Field Examination Reports

a.           Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition permitted under this Agreement; (c) that does not constitute a material part of the Collateral; or (e) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Lien permitted under Section 9.2.2(b). Agent shall have no obligation to assure that any Collateral exists or is owned by Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

b.           Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

c.           Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit or examination prepared by or for Agent with respect to Borrower or Collateral (“Report”). Each Lender agrees (a) that neither AloStar nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrower’s books and records as well as upon representations of Borrower’s officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from all claims, liabilities, costs, expenses and other amounts of any kind arising as a direct or indirect result of Agent furnishing a Report to such Lender at any time.

III.         Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent’s attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, or other professionals or experts. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Transaction Document, and shall not be liable for any delay in acting.

D-2

IV.          Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Transaction Documents or with the written consent of Agent and Required Lenders, it will not take any enforcement action or exercise of rights or remedies, of any kind, in connection with the Obligations, the Collateral or the Transaction Documents, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

V.       Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.1, as applicable, such Lender shall forthwith purchase from Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of Agent.

VI.          Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES and its officers, directors, employees, Affiliates, agents and attorneys, TO THE EXTENT NOT REIMBURSED BY BORROWER, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), OTHER THAN CLAIMS DIRECTLY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE ORDER. Agent, in its discretion, may reserve for any all claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Transaction Documents or Collateral made at any time against an Agent Indemnitee or its officers, directors, employees, Affiliates, agents and attorneys, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

D-3

VII.         Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Transaction Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by Borrower, Servicer, Lender or other Secured Party of any obligations under the Transaction Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Transaction Documents or Borrower. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Transaction Documents; the execution, validity, genuineness, effectiveness or enforceability of any Transaction Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of Borrower, Servicer or Portfolio Company. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Person of any terms of the Transaction Documents, or the satisfaction of any conditions precedent contained in any Transaction Documents.

VIII.         Successor Agent and Co-Agents

a.           Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) another financial institution approved by the Required Lenders and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 11.6 and 13.2. Notwithstanding any Agent’s resignation, the provisions of this Exhibit D shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to AloStar by merger or acquisition of stock or otherwise shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

b.           Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Transaction Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Transaction Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

D-4

IX.          Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of Borrower and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Transaction Documents, Collateral, Borrower and Servicer. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning Borrower, Servicer, any Collateral or the legality, validity, sufficiency or enforceability of any Transaction Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Transaction Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by Borrower or Servicer or any credit or other information concerning the affairs, financial condition, business or Properties of Borrower (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

X.           Remittance of Payments and Collections

a.           Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Transaction Documents.

b.           Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

c.           Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from Borrower and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Transaction Document must be returned to Borrower or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Transaction Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

XI.          Agent in its Individual Capacity. As a Lender, AloStar shall have the same rights and remedies under the other Transaction Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include AloStar in its capacity as a Lender. AloStar and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Borrower and its Affiliates, as if AloStar were not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, AloStar and its Affiliates may receive information regarding Borrower, its Affiliates and their Portfolio Companies (including information subject to confidentiality obligations), and each Secured Party agrees that AloStar and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

D-5

XII.         Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.7 and this Exhibit D. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Borrower, against all claims, liabilities, costs, expenses and other amounts of any kind in any way related to the Transaction Documents or Collateral that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations at any time.

XIII.         Integration; References. This Exhibit D is made an integral part of, and each reference to this Agreement refers to, the Loan and Security Agreement to which this Exhibit D is attached. Each reference to any section means, unless the context otherwise requires, a section of this Agreement.

D-6

EXHIBIT E
to
Loan and Security Agreement

Form of Borrowing Base Certificate

KCAP Funding I, LLC
Borrowing Base Certificate
Date as of:

Gross Collateral
Market Value Adjustment
Contributed Assets @ FMV	$0.00

Less: ineligibles
a The Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Borrowing Base is composed entirely of Eligible Portfolio Investments issued by fewer than 8 different issuers;
b Not more than $5,000,000 of the Borrowing Base may consist of Portfolio Investments of the same Portfolio Company;
c Not more than 15% of the Borrowing Base may consist of Portfolio Investments having a maturity date of greater than eight (8) years from the origination or closing date of such Portfolio Investment;
d Eligible Portfolio Investments that are not Cash, Cash Equivalents, Performing First Lien Bank Loans or Performing Last Out Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 35% of the Borrowing Base;
e Eligible Portfolio Investments that are Revolving Loans and Delayed Draw Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 15% of the Borrowing Base;
f Eligible Portfolio Investments that are Single Covenant Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 40% of the Borrowing Base;
g Eligible Portfolio Investments that are Covenant Lite Loans (including, but not limited to, Covenant Lite Loans subject to clause (h) below) shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 40% of the Borrowing Base;
h Eligible Portfolio Investments that (i) are Covenant Lite Loans and (ii) for which the applicable Portfolio Company had EBITDA of less than $50,000,000 for the 12 month period most recently ended shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 10% of the Borrowing Base;
i Eligible Portfolio Investments that are Unitranche Loans shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 15% of the Borrowing Base;
j Eligible Portfolio Investments which are in the same Industry Classification Group shall be excluded from the Borrowing Base to the extent such Eligible Portfolio Investments would exceed, in the aggregate, 25% of the Borrowing Base; and
k. Other ineligibles.
Total Ineligibles	$ -

Total Eligible		$ -

Blended Advance Rate

Borrowing Base		$ -

Loan Roll Forward:

Beginning Loan Balance (as of previous Borrowing Base Report)

Collections since prior report (input as negative)

Advances since prior report

New Loan Balance		$-

Maximum Facility Amount		$ 50,000,000.00

Excess Availability		$-

As of the date of this Certificate, no Event of Default exists or has occurred and is continuing. Borrower acknowledges that the Loans by Lender to Borrower are based upon Lender's reliance on the information contained herein and all representations and warranties with respect to US Collateral in the Loan Agreement are applicable to the US Collateral included in this Certificate. The reliance by Lender on this Certificate should not be deemed to limit the right of Lender to establish or revise criteria of eligibility or Availability Reserves or other Reserves or otherwise limit, impair, or affect in any manner the rights of Lender under the Loan Agreement. In the event of any conflict between the determination of Lender of the amount of the Loans to Borrower in accordance with the terms of the Loan Agreement and the determination by Borrower of such amounts, the determination of Lender shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.

E-1

SCHEDULE 1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
State Bank and Trust Company	$20,000,000	$20,000,000
CIBC Bank USA	$15,000,000	$15,000,000
Woodforest National Bank	$15,000,000	$15,000,000
TOTAL	$50,000,000	$50,000,000

SCHEDULE 2

to

Loan and Security Agreement

Deposit and Other Accounts

Depository Bank	Type of Account	Account Number
U.S. Bank National Association	Collection Account (“Dominion Account”)	190785-200
U.S. Bank National Association	Custodial Account (“Securities Account”)	190785-700
U.S. Bank National Association	Distribution Account	190785-300
State Bank and Trust Company	Collection Account	1000203776

SCHEDULE 3

to

Loan and Security Agreement

BUSINESS LOCATIONS

1.	Borrower currently has the following business locations, and no others:

Chief Executive Office: 295 Madison Avenue, 6th Floor, New York, New York 10017

Other Locations: None

2.	In the five years preceding the Closing Date, Borrower has had no office or place of business located in any county other than as set forth above, except: None

3.	Each Subsidiary currently has the following business locations, and no others: N/A

SCHEDULE 4

to

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of Borrower and each Subsidiary are as follows:

Name	Jurisdiction/Type of Entity	Number and Class of Authorized Shares	Number and Class of Issued Shares
KCAP Funding I, LLC	Delaware limited liability company	N/A	N/A

2.	The record holders of Equity Interests of Borrower and each Subsidiary are as follows:

Name	Jurisdiction/Type of Entity	Class of Stock	Number of Shares	Record Owner
KCAP Funding I, LLC	Delaware limited liability company	Membership interest	100%	KCAP Financial, Inc.

3.	All agreements binding on holders of Equity Interests of Borrower and Subsidiaries with respect to such interests are as follows:

Amended and Restated Limited Liability Company Agreement of KCAP Funding I, LLC dated as of March 1, 2018

4.	In the five years preceding the Closing Date, Borrower has not acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

None

SCHEDULE 5

to

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrower’s patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date
None

2.	Borrower’s trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date
None

3.	Borrower’s copyrights:

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date
None

4.	Borrower’s licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable
None

SCHEDULE 6

to

Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None

SCHEDULE 7

to

Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against Borrower:

None

2.	Threatened proceedings or investigations of which Borrower is aware:

None

3.	Pending Commercial Tort Claim of Borrower:

None

SCHEDULE 8

to

Loan and Security Agreement

PLANS

None

SCHEDULE 9

to

Loan and Security Agreement

Intentionally Omitted

SCHEDULE 10

to

Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

None

SCHEDULE 11

to

Loan and Security Agreement

APPROVED DEALERS and APPROVED PRICING SERVICES

APPROVED DEALERS

Antares Capital

Ares Management

BNP Paribas SA

Bank of America Merrill Lynch

Barclays Bank PLC

BMO Capital Markets

Bank of NY Mellon (BNYM Capital Markets)

BTIG LLC

Cantor Fitzgerald & Co.

Citigroup Global Markets Inc.

Citicorp Securities Services, Inc.

Credit Agricole

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

FBR Capital Markets & Co.

Fidelity Brokerage Services LLC

Fifth Third Bank

Goldman, Sachs & Co.

Golub Capital

Guggenheim Securities LLC

HSBC Securities (USA) Inc.

Imperial Capital LLC

ING Financial Markets LLC

Jefferies & Company, Inc.

J.P. Morgan Securities Inc.

Lazard Ltd.

Macquarie Capital USA Inc.

Mitsubishi UFJ Securities USA Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. Incorporated

Morgan Stanley Smith Barney

Nomura Securities International, Inc.

RBC Capital Markets

RBS Securities Inc.

RW Baird

Scotia Bank

Societe Generale

SunTrust Bank

UBS Financial Services Inc.

UBS Securities LLC

Wells Fargo Advisors, LLC

Wells Fargo Securities, LLC

Wells Fargo Investments, LLC

APPROVED PRICING SERVICES

Bloomberg

Interactive Data Corporation

International Data Corporation

Reuters Loan Pricing Corporation

Markit Group Limited

SCHEDULE 12

to

Loan and Security Agreement

ELIGIBLE PORTFOLIO INVESTMENT CRITERIA

A Portfolio Investment shall not be an Eligible Portfolio Investment on any date of determination unless it meets all of the following criteria:

1)	(a) If an Investment in Indebtedness other than a Noteless Assigned Loan (and other than a High Yield Security that is held through DTC and has been credited to the Dominion Account), such Portfolio Investment is evidenced by an original promissory note registered in the name of Borrower, delivered to the Custodian and credited to the Dominion Account; provided, however, that solely in the case of Portfolio Investments (other than Noteless Assigned Loans) in which the Agent has a first priority perfected security interest pursuant to a valid Uniform Commercial Code filing, (x) if such Portfolio Investment is owned by Borrower on the Closing Date, Borrower shall have up to 45 Business Days following the Closing Date to deliver such original promissory note with respect to such Portfolio Investment to the Custodian, and (y) (1) if such Portfolio Investment is acquired by Borrower after the Closing Date, Borrower shall have up to 10 Business Days following the acquisition of such Portfolio Investment to deliver an original promissory note with respect to such Portfolio Investment to the Custodian and (2) as a result of the syndication, sale, transfer, assignment or exchange of a portion of a Portfolio Investment Borrower shall have up to 20 Business Days to return, transfer, assign or exchange any promissory note with respect to such Portfolio Investment and deliver new or additional promissory notes to the Custodian as required above (each note referred to in clause (x) or (y) during the time when it is not in the possession of the Custodian, an “Undelivered Note”) (it being understood that during the time periods in clauses (x) and (y) above only the portion of such Portfolio Investment that has not been syndicated, sold, transferred, assigned or exchanged shall satisfy the criteria specified in this paragraph 1(a)); provided, further that (i) any portion of the Borrowing Base that consists of an Eligible Portfolio Investment that is an Undelivered Note shall be identified as such in any Borrowing Base Certificate and (ii) with respect to Undelivered Notes under clause (y) above, at no time may the aggregate amount of Undelivered Notes included in the Borrowing Base constitute more than 10% of the Portfolio Investments included in the Borrowing Base;

(b) If a debt investment is a Noteless Assigned Loan, the Custodian shall have received and credited to the Dominion Account an original of each transfer document or instrument relating to such Noteless Assigned Loan evidencing the assignment of such Noteless Assigned Loan from any prior third party owner thereof directly to Borrower(together with the consent of each party required under the applicable loan documentation);

(c) If any Investment in Indebtedness, (x) the Custodian shall have received originals or copies of each of the following, to the extent applicable, any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any mortgage), sale and servicing agreement, acquisition agreement pursuant to which such Investment was acquired, subordination agreement, intercreditor agreement or similar instruments, guarantee, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto; and (y) all documentation evidencing or otherwise relating to such Portfolio Investment has been duly authorized and executed, is in full force and effect and is the legal, binding and enforceable obligation of the parties thereto and has been delivered to the Custodian; and

2)	Such Portfolio Investment, whether originated directly or purchased, was underwritten and closed in all material respects in accordance with the Investment and Valuation Policies;

3)	Such Portfolio Investment is Transferable (as defined below);

4)	Such Portfolio Investment is not a Defaulted Obligation;

5)	Such Portfolio Company of such Portfolio Investment has a trailing 12-month EBITDA of at least $1,000,000, as calculated by Borrower in a commercially reasonable manner;

6)	Such Portfolio Investment does not represent an investment in any investment fund, Subsidiary, Structured Finance Obligation, Third Party Finance Companies, or similar off balance sheet financing vehicle, or any joint venture or other Person that is in the principal business of making debt or equity investments primarily in other unaffiliated Persons;

7)	(x) Such Portfolio Investment is owned by Borrower, free and clear of any liens and Agent holds a first priority, perfected security interest in the Portfolio Investment (subject to no other Lien other than Permitted Liens), (y) the Custodian is holding all documents evidencing or otherwise relating to such Portfolio Investment (which may be copies, except as required in paragraph (1)(a) above) and (z) the other steps to ensure that the Agent has “control” or other customary protection of the relevant Portfolio Investment have been taken;

8)	Such Portfolio Investment and related documents are in compliance, in all material respects, with applicable laws rules and regulations (including relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, OFAC and PATRIOT Act);

9)	Such Portfolio Investment is denominated and payable only in Dollars and the primary obligor or issuer of such Portfolio Investment is organized under the laws of the United States of America or Canada or any state, province or Commonwealth thereof (or, if approved by the Agent and the Lenders in their sole discretion, a member country of the European Union), is domiciled in the United States of America or Canada (or, if approved by the Agent in the Agent’s sole discretion, a member country of the European Union), and its principal operations and any property or other assets of the issuer thereunder pledged as collateral are primarily located in the United States of America and the only place of payment of such loans is the United States of America (or, if approved by the Agent in the Agent’s sole discretion, a member country of the European Union);

10)	Such Portfolio Investment, if a debt investment, bears interest which is due and payable no less frequently than semi-annually and provides for a fixed amount of principal payable on a scheduled payment date and or at maturity, and does not have a final maturity greater than 10 years;

11)	Such Portfolio Investment includes a contractual provision requiring all payments to be made without set off, defense or counterclaim, and does not include a contractual provision granting rights of rescission, set off, counterclaim or defense in favor of the obligor in respect of such Portfolio Investment;

12)	Such Portfolio Investment is not (x) secured primarily by a mortgage, deed of trust or similar lien on real estate, or (y) issued by a Person whose primary asset is real estate, or whose value is otherwise primarily derived from real estate;

13)	Such Portfolio Investment does not represent a consumer obligation (including a mortgage loan, auto loan, credit card loan or personal loan);

14)	No payment in respect of such Portfolio Investment, if a debt investment, is subject to withholding in respect to taxes of any nature, unless the issuer is required to make customary and market-based gross-up payments on an after tax basis for the full amount of such tax;

15)	Such Portfolio Investment is not a derivative instrument;

16)	The issuer of such Portfolio Investment (or an agent on its behalf) is required to make payments directly into an account of Borrower over which the Agent has “control” and no other Person’s assets are commingled in such account;

17)	If such Portfolio Investment is a Participation Interest (other than a KCAP Participation Interest), the seller thereof has (x) long-term unsecured ratings of at least “Baa1” by Moody’s and “BBB+” by S&P and (y) short-term unsecured ratings of at least “A-1” by S&P and “P-1” by Moody’s;

18)	If such Portfolio Investment is a KCAP Participation Interest, such Portfolio Investment has been a KCAP Participation Interest for not more than sixty (60) days after the date of the sale or contribution of such KCAP Participation Interest to Borrower; and

19)	No Person acting as Agent, collateral agent or in a similar capacity shall be an Affiliate of Borrower.

For purposes of paragraph (3) above, “Transferable” means, in the case of any Portfolio Investment, both that:

(i)          Borrower may create a security interest in or pledge all of its rights under and interest in such Portfolio Investment to secure its obligations under this Agreement or any other Transaction Document, and that such pledge or security interest may be enforced in any manner permitted under applicable law; and

(ii)         such Portfolio Investment (and all documents related thereto) contains no provision that directly or indirectly restricts the assignment of Borrower’s, or any assignee of Borrower’s, rights under such Portfolio Investment (including any requirement that Borrower maintain a minimum ownership percentage of such Portfolio Investment); provided that, such Portfolio Investment may contain the following restrictions on customary and market based terms: (a) restrictions pursuant to which assignments may be subject to the consent of the obligor or Portfolio Company or agent under the Portfolio Investment so long as the applicable provision also provides that such consent may not be unreasonably withheld, (b) restrictions on transfer to parties that are not ‘eligible assignees’ within the customary and market based meaning of the term, and (c) restrictions on transfer to the applicable obligor or issuer under the Portfolio Investment or its equity holders or financial sponsor entities.

SCHEDULE 13

to

Loan and Security Agreement

INDUSTRY CLASSIFICATION GROUPS

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Health Care Equipment & Supplies
2020000	Chemicals	6030000	Health Care Providers & Services
2030000	Construction Materials	9551729	Health Care Technology
2040000	Containers & Packaging	6110000	Biotechnology
2050000	Metals & Mining	6120000	Pharmaceuticals
2060000	Paper & Forest Products	9551727	Life Sciences Tools & Services
3020000	Aerospace & Defense	7011000	Banks
3030000	Building Products	7020000	Thrifts & Mortgage Finance
3040000	Construction & Engineering	7110000	Diversified Financial Services
3050000	Electrical Equipment	7120000	Consumer Finance
3060000	Industrial Conglomerates	7130000	Capital Markets
3070000	Machinery	7210000	Insurance
3080000	Trading Companies & Distributors	7311000	Real Estate Investment Trusts (REITs)
3110000	Commercial Services & Supplies	7310000	Real Estate Management & Development
9612010	Professional Services	8020000	Internet Software & Services
3210000	Air Freight & Logistics	8030000	IT Services
3220000	Airlines	8040000	Software
3230000	Marine	8110000	Communications Equipment
3240000	Road & Rail	8120000	Technology Hardware, Storage & Peripherals
3250000	Transportation Infrastructure	8130000	Electronic Equipment, Instruments & Components
4011000	Auto Components	8210000	Semiconductors & Semiconductor Equipment
4020000	Automobiles	9020000	Diversified Telecommunication Services
4110000	Household Durables	9030000	Wireless Telecommunication Services
4120000	Leisure Products	9520000	Electric Utilities
4130000	Textiles, Apparel & Luxury Goods	9530000	Gas Utilities
4210000	Hotels, Restaurants & Leisure	9540000	Multi-Utilities
9551701	Diversified Consumer Services	9550000	Water Utilities
4310000	Media	9551702	Independent Power and Renewable Electricity Producers
4410000	Distributors	9551727	Life Sciences Tools and Services
4420000	Internet and Catalog Retail	9551729	Health Care Technology
4430000	Multiline Retail	9612010	Professional Services

Industry Code	Description	Industry Code	Description
4440000	Specialty Retail	PF1	Project Finance: Industrial Equipment
5020000	Food & Staples Retailing	PF2	Projection Finance: Leisure and Gaming
5110000	Beverages	PF3	Project Finance: Natural Resources and Mining
5120000	Food Products	PF4	Project Finance: Oil and Gas
5130000	Tobacco	PF5	Project Finance: Power
5210000	Household Products	PF6	Project Finance: Public Finance and Real Estate
		PF7	Project Finance: Telecommunications
		PF8	Project Finance: Transport
		IPF	International Public Finance